AMENDED AND RESTATED LOAN AGREEMENT

BY AND AMONG

PCD INC.

AND

FLEET NATIONAL BANK, AS COLLATERAL AGENT,
ADMINISTRATIVE AGENT AND A LENDER

AND

THE OTHER FINANCIAL INSTITUTIONS NOW OR
HEREAFTER PARTIES HERETO

February 27, 2002

SCHEDULE OF EXHIBITS

EXHIBIT 1.1 - EQUITY INVESTMENTS, OWNERSHIP INTERESTS AND SUBSIDIARIES

EXHIBIT 1.4 - FORM OF INTEREST RATE ELECTION

EXHIBIT 1.5A-1 - FORM OF A-1 REVOLVING CREDIT NOTE

EXHIBIT 1.5A-2 - FORM OF A-2 REVOLVING CREDIT NOTE

EXHIBIT 1.6A - FORM OF A TERM NOTE

EXHIBIT 1.6B-1 - FORM OF B-1 TERM NOTE

EXHIBIT 1.6B-2 - FORM OF B-2 TERM NOTE

EXHIBIT 1.8 - PERMITTED ENCUMBRANCES

EXHIBIT 1.9 - LOAN COMMITMENTS

EXHIBIT 1.10 - FORM OF REVOLVING CREDIT LOAN REQUEST

EXHIBIT 3.1.1.8 - PERMITTED INDEBTEDNESS AND CAPITALIZED LEASES

EXHIBIT 3.1.1.10 - FORM OF COMPLIANCE CERTIFICATE

EXHIBIT 3.1.1.26 - FORM OF WARRANT

EXHIBIT 4.1.1 - FOREIGN QUALIFICATIONS

EXHIBIT 4.1.2 - AUTHORIZATIONS

EXHIBIT 4.1.3 - CONSENTS

EXHIBIT 4.1.6 - LITIGATION

EXHIBIT 4.1.9 - TAXES

EXHIBIT 4.1.11 - REAL PROPERTY

EXHIBIT 4.1.17 - GOVERNMENTAL PERMITS

EXHIBIT 4.1.20 - COPYRIGHTS

EXHIBIT 4.1.21 - HAZARDOUS WASTE

EXHIBIT 4.1.22 - MATERIAL CONTRACTS

EXHIBIT 4.1.23 - INTELLECTUAL PROPERTY

EXHIBIT 4.1.24 BANK ACCOUNTS

EXHIBIT 5.2.2 - GUARANTIES

EXHIBIT 5.2.13 - TRANSACTIONS WITH AFFILIATES

EXHIBIT 9.11.1 - FORM OF SUBSTITUTION AGREEMENT

AMENDED AND RESTATED LOAN AGREEMENT

     This AMENDED AND RESTATED LOAN AGREEMENT is made as of February 27, 2002 among (a) PCD INC., a Massachusetts corporation with a principal place of business at 2 Technology Drive, Peabody, Massachusetts 01960 (the "Borrower"), (b) FLEET NATIONAL BANK, a national banking association organized under the laws of the United States and having an office at 100 Federal Street, Boston, Massachusetts 02110 (hereinafter sometimes the "Agent" as collateral agent and administrative agent for itself, sometimes "Fleet" and sometimes a "Lender") and (c) each of the other Lenders who now and/or hereafter become parties to this Agreement pursuant to the terms of Section 9.11 hereof, and such Lenders, Citizens Bank, (hereinafter "Citizens" and sometimes a "Lender", Eastern Bank, (hereinafter "Eastern" and sometimes a "Lender"), First Source Loan Obligations Trust, (hereinafter "First Source" and sometimes a "Lender"), IBJ Whitehall Bank and Trust Company, (hereinafter "IBJ" and sometimes a "Lender"), First Union Bank, (hereinafter "Wachovia" and sometimes a "Lender") and Comerica Bank-California, (hereinafter "Comerica" and sometimes a "Lender") as Lenders .

     WHEREAS, the Borrower, the Agent and the Lenders are party to that certain Loan Agreement dated as of December 26, 1997 (as amended and in effect as of the date hereof, the "Prior Loan Agreement");

     WHEREAS, the Borrower has requested, among other things, that the Lenders make available an additional $2,500,000 in Revolving Credit Loans which shall constitute A-1 Revolving Credit Loans under this Loan Agreement;

     WHEREAS, the Borrower has requested, among other things, that the Lenders amend and restate the Prior Loan Agreement as set forth herein, and the Lenders are willing to so amend and restate the Prior Loan Agreement on the terms and conditions set forth herein; and

     WHEREAS, as of the date hereof, (i) the sum of the Revolving Credit Loan Commitment (as defined in the Prior Loan Agreement) and the outstanding amount of the Term Loan under the Prior Loan Agreement is $41,550,000 and (ii) the parties hereto agree that such obligations owing under the Prior Credit Agreement shall be amended and restated such that $17,500,000 shall constitute A-2 Revolving Credit Loans under this Loan Agreement, $10,000,000 shall constitute the A Term Loan under this Loan Agreement, $8,000,000 shall constitute the B-1 Term Loan under the Loan Agreement and $6,000,000 shall constitute the B-2 Term Loan under the Loan Agreement;

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that, effective as of the Effective Date the Prior Loan Agreement shall be amended and restated as set forth herein:

ARTICLE I.

DEFINITIONS AND ACCOUNTING AND OTHER TERMS

     Section 1.1.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "A-1 Revolving Credit Lender" means Lenders with an A-1 Revolving Credit Loan Commitment.

     "A-1 Revolving Credit Loans" means the revolving credit loans to be made by the Lenders to the Borrower from time to time in the maximum outstanding principal amount of the A-1 Revolving Credit Loan Commitments, all subject to Section 2.1.0.

     "A-2 Revolving Credit Lender" means Lenders with an A-2 Revolving Credit Loan Commitment.

     "A-1 Revolving Credit Loan Commitments" means the A-1 Revolving Credit Lenders' several commitments to make Revolving Credit Loans to the Borrower in accordance with Section 2.1.0 of this Agreement. The total amount of each Lender's commitment shall be the dollar amount set forth opposite such Lender's name under the heading A-1 Revolving Credit Commitments on Exhibit 1.9 as such amounts may be reduced pursuant to the terms hereof.

     "A-2 Revolving Credit Loan Commitments" means the Lenders' several commitments to make Revolving Credit Loans to the Borrower in accordance with Section 2.1.1 of this Agreement. The total amount of each Lender's commitment shall be the dollar amount set forth opposite such Lender's name under the heading A-2 Revolving Credit Loan Commitments on Exhibit 1.9 as such amounts may be reduced pursuant to the terms hereof.

      "A-2 Revolving Credit Loans" means the revolving credit loans to be made by the A-2 Revolving Credit Lenders to the Borrower from time to time in the maximum outstanding principal amount of the A-2 Revolving Credit Loan Commitments, all subject to Section 2.1.1.

     "A-1 Revolving Credit Note" means each revolving credit note of the Borrower, payable to the order of an A-1 Revolving Credit Lender in the form of Exhibit  1.5A-1 hereto evidencing the Indebtedness of the Borrower to such A-1 Revolving Credit Lender with respect to the A-1 Revolving Credit Loans.

     "A-2 Revolving Credit Note" means each revolving credit note of the Borrower, payable to the order of an A-2 Revolving Credit Lender in the form of Exhibit  1.5A-2 hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the A-2 Revolving Credit Loans.

     "A Term Lenders" means each Lender with an A Term Loan Commitment.

     "A Term Loan" means the term loan in the aggregate principal amount of $10,000,000 to be maintained by the Lenders pursuant to Section 2.1.2 hereof.

     "A Term Loan Commitments" means the A Term Lenders' several commitments to amend and restate a portion of the loans outstanding under the Prior Loan Agreement into the A Term Loans in accordance with Section 2.1.2 of this Agreement. The total amount of each Lender's commitment shall be the dollar amount set forth opposite such Lender's name under the heading A Term Loan Commitments on Exhibit 1.9 as such amounts may be reduced by the terms hereof.

     "A Term Note" means an amended, restated term note of the Borrower payable to the order of an A Term Lender in the form of Exhibit 1.6A hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the A Term Loan.

     "Adjusted Libor Rate" means, with respect to any Libor Loan to be made by the Lenders for the Interest Period applicable to such Libor Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Libor Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such Libor Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable Interest Adjustment Date, the Adjusted Libor Rate shall be the average of four (4) such rates (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two Business Days prior to the beginning of such Interest Period.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Libor Loan Interest Period which are offered to each Reference Lender by four first-class banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two Business Days preceding the first day of such Libor Loan as selected by the Borrower. The principal London office of each of the four first-class London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Libor Loan Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two Business Days preceding the first day of such Libor Loan. In the event that the Reference Lenders are unable to obtain any such quotation as provided above, it will be deemed that the Adjusted Libor Rate pursuant to a Libor Loan cannot be determined.

     In the event that the Board of Governors of the Federal Reserve System shall impose a "Reserve Percentage" with respect to Libor deposits of any Reference Lender then, to the extent that the rate determined in the foregoing paragraph does not include a provision for such Reserve Percentage, for any period during which such Reserve Percentage shall apply, the Adjusted Libor Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. If any Reference Lender fails to provide its offered quotation to the Agent, the Adjusted Libor Rate shall be determined on the basis of the offered quotation of the other Reference Lender. The Adjusted Libor Rate shall be adjusted automatically on and as of the effective date of any change in the Libor Rate Reserve Percentage.

     "Advance" and "Advances" means the funding by any Lender of all or a portion of the Loans in accordance with this Agreement.

     "Affiliate" means, in relation to any Person, any other Person which, directly or indirectly controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, "control" shall mean the power, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

     "Agency Account Agreements" have the meaning given in Section 5.1.14.

     "Agent" means Fleet or any other Person which is at the time in question serving as the collateral agent and the administrative agent under the terms of Article 8 hereof and the other Financing Documents.

     "Agreement" means this amended and restated loan agreement, as the same may from time to time be amended.

     "A.M." means a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any Business Day using Eastern Standard (Daylight Savings) time.

     "Applicable Margin" means, with respect to any Libor Loan or Prime Rate Loan, the rate per annum from time to time corresponding in the table below to the ratio of (a) Total Indebtedness for Borrowed Money on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA for the most recently ended four fiscal quarters, such ratio to be measured at the end of the most recent fiscal quarter of the Borrower and as set forth in the financial statements for the Borrower delivered to the Lenders pursuant to Section 5.3.3.

     For A-1 Revolving Credit Loans:

Ratio of Total Indebtedness for Borrowed Money to EBITDA	Applicable Margin Libor Loan	Applicable Margin Prime Rate Loan
Greater than or equal to 2.50:1.00	2.50%	1.00%
Greater than or equal to 2.00:1.00 and less than 2.50:1.00	2.25%	0.75%
Less than 2.00:1	2.00%	0.50%.

     For A-2 Revolving Credit Loans and the A Term Loan:

Ratio of Total Indebtedness for Borrowed Money to EBITDA	Applicable Margin Libor Loan	Applicable Margin Prime Rate Loan
Greater than or equal to 2.50:1.00	3.50%	2.00%
Greater than or equal to 2.00:1.00 and less than 2.50:1.00	3.25%	1.75%
less than 2.00:1	3.00%	1.50%.

     Any change in the Applicable Margin required pursuant to the foregoing shall become effective on the fifth Business Day after the Agent receives the Borrower's financial statement for the Borrower's fiscal quarter in question and a request for a rate reduction if applicable; provided, however, that interest rate reductions shall become final only on the basis of Borrower's annual audited financial statements and in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Agent, repay to the Agent for the account of each Lender an amount equal to the excess of interest at the rate which should have been charged based on such annual audited financial statements and the rate actually charged on the basis of Borrower's quarterly financial statement(s) (provided that in the event of a dispute as to the appropriate fiscal quarter as to which any adjustment should be allocated, the decision of the independent accountants of the Borrower shall be made in accordance with GAAP and shall be binding upon the Agent, the Lenders and the Borrower absent manifest error); and provided further, however, the Agent and the Lenders shall have no obligation to repay to the Borrower any amount equal to the excess of interest at the rate which was charged based on the basis of the Borrower's quarterly financial statements and the rate which should have been charged based on the Borrower's annual audited financial statements. In the event that Borrower fails to provide any financial statement on a timely basis in accordance with Section 5.3.3, any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statement in question should have been received by the Agent in accordance with Section 5.3.3, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent. The Agent shall send the Borrower written acknowledgment of each change in the Applicable Margin in accordance with the Agent's customary procedures as in effect from time to time, but the failure to send such acknowledgment shall have no effect on the effectiveness or applicability of the foregoing provisions of this definition or Borrower's obligations with respect to payment and calculation of interest on Libor Loans.

     "Authorized Representative" means such senior personnel of the Borrower as shall be duly authorized and designated in writing by the Borrower to execute documents, instruments, and agreements on its behalf and to perform the functions of Authorized Representative under any of the Financing Documents.

     "B-1 Term Lenders" means each Lender with a B-1 Term Loan Commitment.

     "B-1 Term Loan" means the term loan in the aggregate principal amount of $8,000,000 to be maintained by the Lenders pursuant to Section 2.1.3 hereof.

     "B-1 Term Loan Commitments" means the B-1 Term Lenders' several commitments to amend and restate a portion of the loans outstanding under the Prior Loan Agreement into the B-1 Term Loans in accordance with Section 2.1.2 of this Agreement. The total amount of each Lender's commitment shall be the dollar amount set forth opposite such Lender's name under the heading B-1 Term Loan Commitments on Exhibit 1.9 as such amounts may be reduced by the terms hereof.

     "B-1 Term Note" means an amended, restated term note of the Borrower payable to the order of a B-1 Term Lender in the form of Exhibit 1.6B-1 hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the B-1 Term Loan.

     "B-2 Term Lenders" means each Lender with a B-2 Term Loan Commitment.

     "B-2 Term Loan" means the term loan in the aggregate principal amount of $6,000,000 to be maintained by the Lenders pursuant to Section 2.1.3 hereof.

     "B-2 Term Loan Commitments" means the B-2 Term Lenders' several commitments to amend and restate a portion of the loans outstanding under the Prior Loan Agreement into the B-2 Term Loans in accordance with Section 2.1.2 of this Agreement. The total amount of each Lender's commitment shall be the dollar amount set forth opposite such Lender's name under the heading B-2 Term Loan Commitments on Exhibit 1.9 as such amounts may be reduced by the terms hereof.

     "B-2 Term Note" means an amended, restated term note of the Borrower payable to the order of a B-2 Term Lender in the form of Exhibit 1.6B-2 hereto evidencing the Indebtedness of the Borrower to such Lender with respect to the B-2 Term Loan.

     "Borrowed Money" means any obligation to repay funded Indebtedness, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations including without limitation the Loans and any obligation to pay money under a conditional sale or other title retention agreement, the net aggregate rentals payable under any Capitalized Lease Obligation, any reimbursement obligation for any letter of credit and any obligations in respect of banker's and other acceptances or similar obligations.

     "Borrower" has the meaning assigned in the first paragraph of this Agreement.

     "Budget" has the meaning assigned to such term in Section 5.3.7.

     "Business Condition" means the financial condition, business, property, assets, liabilities and/or operations of a Person.

     "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day on which banks in Boston, Massachusetts or New York, New York are not authorized or required by applicable law to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Expenditures" means all expenditures paid or incurred by the Borrower or any Subsidiary in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, any other fixed assets or leaseholds and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or such Subsidiary. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to Statement of Financial Accounting Standards number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

     "Capitalized Lease Obligations" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

     "Cash Equivalent Investments" means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Agent, any Lender or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, the outstanding long-term debt of which or of the holding company of which it is a subsidiary is rated A or better by any nationally recognized statistical rating agency; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments; (viii) shares of any open-end diversified investment company that has its assets invested only in investments of the types described in clause (i) through (vii) above at the time of purchase and which maintains a constant net asset value per share; and (ix) shares of any open-end diversified investment company registered under the Investment Company Act of 1940, as amended, which maintains a constant net asset value per share in accordance with regulations of the Securities & Exchange Commission, has aggregate net assets of not less than $50,000,000 on the date of purchase and either derives at least 95% of its gross income from interest on or gains from the sale of investments of the type described in clauses (i) through (vii), above or has at least 85% of the weighted average value of its assets invested in investments of such types; provided that the purchase of any shares in any particular investment company shall be limited to an aggregate amount owned at any one time of $500,000. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

     "Change of Control" means, at any time;

     (i) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of voting capital stock of the Borrower (or securities convertible into or exchangeable for such voting capital stock) representing 50.1 % or more of the combined voting power of all voting capital stock of the Borrower (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or

     (ii) during any period of up to 24 consecutive months, commencing on the Effective Date, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than (A) the death, disability or retirement of a director or (B) the death, disability or retirement of an officer of the Borrower that is serving as a director at such time so long as another officer of the Borrower replaces such Person as a director) to constitute a majority of the board of directors of the Borrower; or

     (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower;

     (iv) the common stock of the Borrower shall no longer be available for purchase and sale on a national securities exchange or on the NASDAQ System or any similar successor organization.

     "Closing Date" means December 26, 1997.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitments" means the A-1 Revolving Credit Loan Commitment, the A-2 Revolving Credit Loan Commitments, the A Term Commitment, the B-1 Term Commitment and the B-2 Term Commitment.

     "Commonly Controlled Entity" means a Person, whether or not incorporated, which is under common control with the Borrower within the meaning of section 414(b) or (c) of the Code.

     "Current Liabilities" means all liabilities of the Borrower and the Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current liabilities of corporations conducting a business the same as or similar to that of the Borrower and any Subsidiaries, including without limitation, the capitalized amount of Capitalized Lease Obligations and fixed prepayments of, and sinking fund payments and reserves with respect to, Indebtedness, in each case required to be made within one year from the date of determination.

     "Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

     "Discharged Rights and Obligations" shall have the meaning assigned to such term in Section 9.11.4.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

     "EBITDA" means for any fiscal period, Net Income plus, to the extent deducted from the calculation of Net Income, Interest Expense, taxes, depreciation and amortization, for such period determined on an accrual and consolidated basis in accordance with GAAP plus for the quarter ended March 31, 2002 and for the period including the 2002 fiscal year, to the extent deducted from the calculation of Net Income for such measurement period, all non-cash, non-recurring charges resulting from the execution of the Loan Agreement and the issuance of the Warrants.

     "Effective Date" means the date on which the conditions set forth in Section 3 herein have been satisfied and the Loans under the Prior Loan Agreement are amended and restated as set forth herein.

     "Effective Prime" means for any Interest Period, the Prime Rate in effect on the first day of such Interest Period, plus the Applicable Margin for Prime Rate Loans from time to time in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974 as amended from time to time.

     "Events of Default" has the meaning assigned to that term in Section 6.1 of this Agreement.

     "Exhibit" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

     "Extraordinary Receipts" means any proceeds that the Borrower or any Subsidiary receives not in the ordinary course of their respective businesses (other than from the sale or issuance of any class of the Borrower's or any Subsidiary's equity securities), including without limitation, from (i) subject to Section 5.1.2, any casualty insurance policies maintained by the Borrower and/or any Subsidiary (other than the proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and such proceeds are less than $3,000,000), (ii) tax refunds, (iii) pension plan reversions, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments or (vi) any extraordinary gains realized by the Borrower and/or any Subsidiary.

     "Federal Funds Rate" means, for any day, the rate per annum plus one-half of one percent (.50%) (rounded upward, if necessary, to the nearest 1/4th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next succeeding Business Day as so published, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in its discretion exercised in good faith.

     "Fee Letter" means that certain fee letter dated February 27, 2002 and any subsequent fee letter between the Borrower and the Agent regarding certain fees payable by the Borrower.

     "Financing Documents" means, collectively, this Agreement, each Note, each Warrant, the Security Documents, any agreement with any Lender providing any interest rate protection arrangement and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

     "Fixed Charge Coverage Ratio" means with respect to any fiscal quarter of the Borrower, the ratio of (i) EBITDA minus all Capital Expenditures permitted to be made under Section 5.2.17 and paid during such quarter, and taxes payable during such quarter to (ii) Total Debt Service (exclusive of Total Debt Service relating to the Tranche B Loans).

     "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America or any state thereof.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America.

     "Guaranty" shall mean each of the guaranties of the obligations of the Borrower under the Loan Agreement and the Financing Documents executed by the Borrower's Subsidiaries, collectively, the "Guaranties".

     "Guarantor" shall mean each Subsidiary which has executed a Guaranty.

     "Hazardous Material" shall mean any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any United States federal, state or local environmental statute, regulation or ordinance.

     "Indebtedness" means, without duplication for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, including, without limitation, all reimbursement obligations of said Person with respect to standby and/or documentary letters of credit (ii) all indebtedness or other obligations of any other Person ("Other Person") for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for deposit or collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person and (v) to the extent not included in any of (i) through (iv) above, obligations of such Person under contracts pursuant to which such Person has agreed to purchase interest rate protection or swap interest rate obligations.

     "Interest Adjustment Date" means (i) as to any Prime Rate Loan to be converted to a Libor Loan the Business Day elected by the Borrower in its applicable Interest Rate Election, but being not less than three (3) Business Days after the receipt by the Agent before 12:00 o'clock P.M. on a Business Day of an Interest Rate Election electing the Libor Rate as the interest rate on such Loan; and (ii) as to any Libor Loan, the last Business Day of the Interest Period pertaining to such Libor Loan.

     "Interest Coverage Ratio" means with respect to any fiscal quarter of the Borrower, the ratio of EBITDA to Interest Expense exclusive of Interest Expense relating to the Tranche B Loans.

     "Interest Expense" means, with respect to any fiscal quarter, the aggregate amount required to be accrued by the Borrower and any Subsidiaries in such fiscal quarter for interest, fees, charges and expenses, however characterized, on its Indebtedness, including, without limitation, all such interest, fees, charges and expenses required to be accrued with respect to Indebtedness under the Financing Documents, all determined in accordance with GAAP.

     "Interest Period" means:

     With respect to each Libor Loan:

(i) initially, the period commencing on the date of such Libor Loan and ending one, two, or three months thereafter as the Borrower, may elect in the applicable Interest Rate Election and subject to Section 2.9; and

(ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Libor Loan and ending one, two, or three months thereafter as the Borrower may elect in the applicable Interest Rate Election and subject to Section 2.9;

                   provided that clauses (i) and (ii) of this definition are subject to the following:

     (A) any Interest Period (other than an Interest Period determined pursuant to clause (C) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

     (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (C) below, end on the last Business Day of a calendar month; and

     (C) no interest period for any Loans shall end after the Repayment Date; and

     (D) with respect to all Libor Loans, no more than six (6) Interest Periods may be in effect at any time.

     "Interest Rate Election" means the Borrower's irrevocable telecopied or telephonic notice of election, which shall be promptly confirmed by a written notice of election that the Effective Prime or the Libor Rate shall apply to all or any portion of the Loans, which shall, subject to this Agreement, be effective on the next Interest Adjustment Date, such telecopied or telephonic notice and written confirmation thereof to be in the form of Exhibit 1.4 and to be received by the Agent prior to 12:00 o'clock P.M. on a Business Day and at least three (3) Business Days prior to an Interest Adjustment Date in the case of a Libor Loan, and by 12:00 p.m. on an Interest Adjustment Date in the case of a Prime Rate Loan (or four (4) Business Days in the case of an Interest Rate Election as to which the consent of the Lenders is required), each such Interest Rate Election, subject to the terms of this Agreement to apply to the Advance or the Loan referred to in such Interest Rate Election or to effect a change in the interest rate on the applicable portion of the Loans then outstanding, as applicable, with respect to which such Interest Rate Election was made, such change to occur on the Interest Adjustment Date next succeeding receipt of such Interest Rate Election by the Agent. Any Interest Rate Election received by the Agent after 12 o'clock P.M. on a Business Day shall be deemed, for all purposes of this Agreement to have been received prior to 12 o'clock P.M. on the next succeeding Business Day.

     "Investment" means any investment in any Person whether by means of a purchase of capital stock, notes, bonds, debentures or other evidences of Indebtedness and/or by means of a capital or partnership contribution, loan, deposit, advance or other means.

     "Lender" means each of the A-1 Revolving Credit Lenders, the A-2 Revolving Credit Lenders, the A Term Lenders, the B-1 Term Lenders, the B-2 Term Lenders or any financial institution which hereafter becomes a party hereto pursuant to the terms of Section 9.11 in their individual capacity and "Lenders" means collectively the A-1 Revolving Credit Lenders, the A-2 Revolving Credit Lenders, the A Term Lenders, the B-1 Term Lenders, the B-2 Term Lenders.

     "Letter of Credit" means an irrevocable stand-by or commercial letter of credit issued by the Agent for the account of the Borrower pursuant to a Letter of Credit Agreement subject to and in accordance with this Agreement.

     "Letter of Credit Agreement" means an application and agreement for stand-by or commercial letter of credit in such form as may at any time be customarily required by the Agent for its issuance of stand-by or commercial letters of credit.

     "Libor Loan" means any portion of any Loan bearing interest at the Libor Rate.

     "Libor Rate" means, for any Interest Period, the Adjusted Libor Rate in effect on the first day of such Interest Period (subject to adjustment as provided in the definition of Adjusted Libor Rate) plus the Applicable Margin for Libor Loans from time to time in effect.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Capitalized Lease Obligation) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     "Loans" and "Loan" means at any time the outstanding principal amount of Indebtedness owed to the Lenders or to any lender, as the context may require pursuant to this Agreement.

     "Majority Lenders" means Lenders whose Revolving Credit Loan Commitments, A Term Loan Commitments, B-1 Term Loan Commitments and B-2 Term Loan Commitments are an amount equal to or in excess of 50.1% of the sum of the (i) Revolving Credit Loan Commitments, plus (ii) the outstanding principal amount of the A Term Loan, plus (iii) the outstanding principal amount of the B-1 Term Loan, plus (iv) the outstanding principal amount of the B-2 Term Loan.

     "Material Adverse Effect" means material adverse effect on (i) the ability of the Borrower or any Subsidiary to fulfill their obligations under any of the Financing Documents, or (ii) the Business Condition of the Borrower or any Subsidiary.

     "Material Agreements" means (i) any agreements, obligations or other instruments by which the Borrower or any Subsidiary may be bound having a face value of $100,000 or more, or creating an obligation on the part of any party thereto in excess of $100,000, (ii) any agreements, obligations or other instruments by which the Borrower or any Subsidiary may be bound which are reasonably necessary to the conduct of their respective businesses, except where any of the foregoing could be substituted for on terms at least as favorable or (iii) any agreements, obligations or other instruments by which the Borrower or any Subsidiary may be bound, the absence of which would be reasonably likely to result in a Material Adverse Effect.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Income" means, for any fiscal period, the net after tax income (loss) of the Borrower and any Subsidiaries for such period determined on an accrual and consolidated basis in accordance with GAAP.

     "Note" means any promissory note of the Borrower payable to the order of a Lender and substantially in the form of Exhibit 1.5A-1 Exhibit 1.5A-2, Exhibit 1.6A, Exhibit 1.6B-1, or Exhibit 1.6B-2 and evidencing all or a portion of the Loan and "Notes" means all of the Notes, collectively.

     "Obligations" mean any and all Indebtedness, obligations and liabilities of the Borrower and/or any Subsidiaries under any of the Financing Documents to any one or more of the Lenders and/or the Agent of every kind and description, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, without limitation, all Loans, interest, taxes, fees, charges, and expenses under the Financing Documents and attorneys' fees chargeable to the Borrower and/or any Subsidiaries or incurred by any of the Lenders and/or the Agent under any of the Financing Documents and all amounts owed by the Borrower or any of its Subsidiaries in connection with interest rate hedging arrangements, currency hedging arrangements, or cash management services and arrangements provided by the Agent or any Lender to or for the account of the Borrower or its Subsidiaries.

     "Officer's Certificate" means a certificate signed by an Authorized Representative and delivered to the Agent on behalf of the Lenders.

     "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to subtitle A of Title IV of ERISA.

     "P.M." means a time from and including 12 o'clock noon on any Business Day to the end of such Business Day using Eastern Standard (Daylight Savings) time.

     "Permitted Encumbrances" means each Lien granted pursuant to any of the Security Documents, those Liens, security interests and defects in title permitted under Section 5.2.1 and those Liens listed on Exhibit 1.8 hereto.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" means an employee benefit plan as defined in Section 3(3) of ERISA maintained for employees of the Borrower or any Commonly Controlled Entity.

     "Premises" has the meaning assigned to such term in Section 4.1.21.1.

     "Prime Rate" means the higher of (i) the floating rate of interest per annum designated from time to time by the Agent as being its "prime rate" of interest, such interest rate to be adjusted on the effective date of any change thereof by the Agent, it being understood that such rate of interest may not be the lowest rate of interest from time to time charged by the Agent and (ii) the Federal Funds Rate, such interest rate to be adjusted on the effective date of any change thereof by the Federal Reserve Bank of New York.

     "Prime Rate Loan(s)" means any portion of the Loans bearing interest at Effective Prime.

     "Pro Rata Share" means (i) with respect to each of the Commitments, each Lender's percentage share of such Commitment at any time on the books of the Agent and (ii) with respect to each of the Loans, each Lender's percentage share of the aggregate outstanding principal balance of such Loans and "Pro Rata Shares" means such percentage shares of the Lenders.

     "Reference Lender(s)" means the Agent unless the Agent resigns said responsibility, at which time and thereafter such term means one or two Lenders selected by the Agent in its discretion from time to time as a reference lender for purposes of determining the Adjusted Libor Rate.

     "Repayment Date" means the earlier to occur of (i) December 31, 2004 and (ii) such earlier date on which the Loans become due and payable pursuant to the terms hereof.

     "Replacement Warrants" means warrants to purchase common stock of the Borrower issued to the Agent and the Lenders in replacement of the warrants issued to the Agent and the Lenders in connection with the Fifth Amendment to the Prior Loan Agreement, such Replacement Warrants to have an exercise price of $0.01.

     "Reportable Event" shall have the meaning assigned to that term in Section 4043 of ERISA for which the requirement of 30 days' notice to the PBGC has not been waived by the PBGC.

     "Request" means a written request for the Loans in the form of Exhibit 1.10, received by the Agent on behalf of the Lenders from the Borrower in accordance with this Agreement, specifying the date on which the Borrower desires such Loans and the disbursement instructions of the Borrower with respect thereto.

     "Revolving Credit Loans" means collectively, the A-1 Revolving Credit Loans and the A-2 Revolving Credit Loans.

     "Revolving Credit Loan Commitments" means, collectively, the A-1 Revolving Credit Loan Commitment and the A-2 Revolving Credit Loan Commitment.

     "Section" means, when followed by a number, the section or subsection of this Agreement bearing that number.

     "Secured Domestic Subsidiary" means any Subsidiary incorporated under the laws of the United States of America or any state thereof that has provided or granted or caused to be provided or granted to the Agent a first priority perfected Lien on its assets, together with its guaranty of the Obligations and a pledge by its parent entity of 100% of its ownership interests in such Subsidiary, all in form and substance acceptable to the Agent.

     "Security Documents" means any and all documents, instruments and agreements now or hereafter providing security for the Loans and any other Indebtedness of the Borrower or any Subsidiary to any of the Lenders and/or the Agent, including without limitation the following documents, instruments and agreements between the Agent and the Borrower or any Subsidiary: any mortgages on and collateral assignments of real property interests (fee, leasehold and easement) of the Borrower and any Subsidiary granting Liens thereon; landlord lien waivers and consents as may be reasonably requested by the Agent; security agreements granting first Liens on all Borrower's and any Subsidiary's fixtures and tangible and intangible personal property; collateral assignments of Borrower's and any Subsidiary's contracts, licenses, permits, easements and leases; collateral assignments of Borrower's and any Subsidiary's copyrights; conditional assignments of Borrower's and any Subsidiary's trademarks; any guaranty by a Subsidiary; any pledge of the capital stock of any Subsidiary; casualty and liability insurance policies providing coverage to the Agent for the benefit of the Lenders, UCC-1 financing statements or similar filings perfecting the above-referenced security interests, pledges and assignments, all as executed, delivered to and accepted by the Agent on or prior to the Effective Date or subsequent to the Effective Date as may be required by this Agreement, as any of the foregoing may be amended in writing by the Agent and any other party or parties thereto.

     "Selling Lender" shall have the meaning assigned to such term in Section 9.11.1.

     "Single Employer Plan" means any Plan as defined in Section 4001(a)(15) of ERISA.

     "Subsidiary" means any corporation or entity other than the Borrower of which more than 50% of the outstanding capital stock or voting interests or rights having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or voting interests or rights of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower or by the Borrower and/or one or more Subsidiaries or the management of which corporation or entity is under control of the Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated or combined with the Borrower and/or any other Subsidiary.

     "Substituted Lender" has the meaning set forth in Section 9.11 hereof.

     "Substitution Agreement" has the meaning assigned to such term in Section 9.11.1.

     "Total Debt Service" means, at any date of determination, the sum of (i) Interest Expense and (ii) scheduled and mandatory principal payments for the fiscal period in question due on account of any Indebtedness of the Borrower, but excluding any mandatory payments of principal required pursuant to Sections 2.6.1.2, 2.6.1.3, 2.6.1.4, 2.6.1.5 and 2.6.1.6.

     "Tranche A Loans" means collectively, the A-1 Revolving Credit Loans, the A-2 Revolving Credit Loans and the A Term Loan.

     "Tranche B Loans" means collectively, the B-1 Term Loan and the B-2 Term Loan.

     "Unused Fees" has the meaning assigned to such term in Section 2.2.3.

     "Warrants" has the meaning assigned to such term in Section 3.1.1.26.

     "Wells" means Wells-CTI, an Indiana corporation.

     "Wells Japan" means Wells-CTI Kabushiki Kaisha, a Japanese limited stock company, having its principal place of business at Paleana Building 2-2-15, Shin-Yokahama, Kohuku-Ku, Yokahama, Japan.

     Section 1.2.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP applied on a basis consistent with those used in the Borrower's financial statements referred to in Section 4.1.5 (other than departures therefrom not material in their impact), and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP (except, in the case of unaudited financial statements, the absence of footnotes and that such statements are subject to changes resulting from year-end adjustments made in accordance with GAAP).

     Section 1.3.  Other Terms.  References to "Articles", "Sections", "subsections" and "Exhibits" shall be to Sections, subsections and Exhibits and of this Agreement unless otherwise specifically provided. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Financing Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

ARTICLE II.

AMOUNT AND TERMS OF THE LOANS

     Section 2.1.  The Loans.

          Section 2.1.0.  The A-1 Revolving Credit Loans.  Each of the A-1 Revolving Credit Lenders, severally agrees, subject to the terms and conditions of this Agreement, to make Advances of A-1 Revolving Credit Loans to the Borrower in a minimum aggregate amount of Advances from the Lenders pursuant to any Request of $100,000 and an integral multiple of $100,000 thereafter from time to time after receipt by the Agent from time to time before the Repayment Date of, and at the times provided for in, a Request and an Interest Rate Election from the Borrower in accordance with this Agreement, during the period commencing on the Effective Date and ending on the Business Day immediately preceding the Repayment Date, in an aggregate principal amount at any one time outstanding not to exceed such A- 1 Revolving Credit Lender's Pro Rata Share of the A-1 Revolving Credit Loan Commitment. In addition to all other conditions precedent contained herein, the Borrower shall only request an A-1 Revolving Credit Loan, and the A-1 Revolving Credit Lenders shall only be obligated to make Advances of A-1 Revolving Credit Loans, when the aggregate outstanding amount of the A-2 Revolving Credit Loans is equal to the A-2 Revolving Credit Commitment.

     Promptly after receipt of a Request and Interest Rate Election, Agent shall notify each A-1 Revolving Credit Lender, by telephone, telex or telecopy of the proposed borrowing. Subject to the immediately preceding paragraph, each A-1 Revolving Credit Lender agrees that after its receipt of notification from Agent of Agent's receipt of a Request and Interest Rate Election, such A-1 Revolving Credit Lender shall send its Pro Rata Share (or such portion thereof as may be necessary to provide Agent with such Pro Rata Share in Dollars and in immediately available funds, without consideration or use of any contra accounts of any A-1 Revolving Credit Lender) of the requested Loan by wire transfer to Agent so that Agent receives such Pro Rata Share in Dollars and in immediately available funds not later than 3:00 P.M. (Boston, Massachusetts time) on the first day of the Interest Period for any such requested Libor Loan and on the Business Day for such Advance set forth in Borrower's Request for any such requested Prime Rate Loan (a Request for Advance received on the Business Day such Advance is requested must be received by the Agent before 11:00 A.M. Boston, Massachusetts time), and Agent shall advance funds to the Borrower by depositing such funds in Borrower's account with the Agent upon Agent's receipt of such Pro Rata Shares in the amount of the Pro Rata Shares of such Loan in Agent's possession. Unless Agent shall have been notified by any A-1 Revolving Credit Lender (which notice may be telephonic if confirmed promptly in writing) prior to the Business Day for an Advance of a Prime Rate Loan or the first day of the Interest Period in respect of any Loan which such A-1 Revolving Credit Lender is obligated to make under this Agreement, that such A-1 Revolving Credit Lender does not intend to make available to Agent such A-1 Revolving Credit Lender's Pro Rata Share of such Loan on such date, Agent may assume that such A-1 Revolving Credit Lender has made such amount available to Agent on such date and Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Agent by such A-1 Revolving Credit Lender, Agent shall be entitled to recover such corresponding amount from such A-1 Revolving Credit Lender promptly upon demand by Agent together with interest thereon, for each day from such date until the date such amount is paid to Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the interest rate on the Loan in question. If such A-1 Revolving Credit Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to Agent. Nothing contained in this Section shall be deemed to relieve any A-1 Revolving Credit Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any A-1 Revolving Credit Lender as a result of any default by such A-1 Revolving Credit Lender hereunder.

          Section 2.1.1  The A-2 Revolving Credit Loans.  (a) Each of the A-2 Revolving Credit Lenders, severally agrees, subject to the terms and conditions of this Agreement, to make Advances of A-2 Revolving Credit Loans to the Borrower in a minimum aggregate amount of Advances from the Lenders pursuant to any Request of $100,000 and an integral multiple of $100,000 thereafter from time to time after receipt by the Agent from time to time before the Repayment Date of, and at the times provided for in, a Request and an Interest Rate Election from the Borrower in accordance with this Agreement, during the period commencing on the Effective Date and ending on the Business Day immediately preceding the Revolving Credit Repayment Date, in an aggregate principal amount at any one time outstanding not to exceed the remainder of (i) such Lender's Pro Rata Share of the A-2 Revolving Credit Loan Commitment less (ii) in each case, such Lender's Pro Rata Share of the aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder.

     (b) Promptly after receipt of a Request and Interest Rate Election, Agent shall notify each Lender, by telephone, telex or telecopy of the proposed borrowing. Subject to the immediately preceding paragraph, each Lender agrees that after its receipt of notification from Agent of Agent's receipt of a Request and Interest Rate Election, such Lender shall send its Pro Rata Share (or such portion thereof as may be necessary to provide Agent with such Pro Rata Share in Dollars and in immediately available funds, without consideration or use of any contra accounts of any Lender) of the requested Loan by wire transfer to Agent so that Agent receives such Pro Rata Share in Dollars and in immediately available funds not later than 3:00 P.M. (Boston, Massachusetts time) on the first day of the Interest Period for any such requested Libor Loan and on the Business Day for such Advance set forth in Borrower's Request for any such requested Prime Rate Loan (a Request for Advance received on the Business Day such Advance is requested must be received by the Agent before 11:00 A.M. Boston, Massachusetts time), and Agent shall advance funds to the Borrower by depositing such funds in Borrower's account with the Agent upon Agent's receipt of such Pro Rata Shares in the amount of the Pro Rata Shares of such Loan in Agent's possession. Unless Agent shall have been notified by any Lender (which notice may be telephonic if confirmed promptly in writing) prior to the Business Day for an Advance of a Prime Rate Loan or the first day of the Interest Period in respect of any Loan which such Lender is obligated to make under this Agreement, that such Lender does not intend to make available to Agent such Lender's Pro Rata Share of such Loan on such date, Agent may assume that such Lender has made such amount available to Agent on such date and Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount from such Lender promptly upon demand by Agent together with interest thereon, for each day from such date until the date such amount is paid to Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the interest rate on the Loan in question. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to Agent. Nothing contained in this Section shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     (c) Throughout the term of the A-2 Revolving Credit Loans, $100,000 of the A-2 Revolving Credit Loan Commitment may, in the Agent's discretion, be made available to the Borrower prior to the Repayment Date by issuance of Letters of Credit having an expiration date prior to the earlier to occur of (a) the first anniversary date of the date of issuance of any such Letter of Credit or (b) three (3) Business Days prior to the Repayment Date, reasonably promptly after submission by the Borrower to the Agent of a Letter of Credit Agreement, duly completed and executed by the Borrower and otherwise in form and substance satisfactory to the Agent. The Borrower shall pay upon demand by the Agent such fees and costs as the Agent may from time to time establish for issuance, transfer, amendment and negotiation of each Letter of Credit and shall pay to the Agent for the Lenders' accounts equal to their respective Pro Rata Shares upon issuance of any Letter of Credit an annual Letter of Credit fee in an amount equal to two percent (2%) of the stated amount of each Letter of Credit. In the event that the Borrower shall, fail to reimburse the Agent under any Letter of Credit or Letter of Credit Agreement, and any outstanding Indebtedness of the Borrower relating thereto, the Agent shall promptly notify each Lender of the unreimbursed amount together with accrued interest thereon, and each Lender agrees to purchase, and it shall be deemed to have purchased, a participation in such Letter of Credit or Letter of Credit Agreement and such indebtedness in an amount equal to its Pro Rata Share of the unpaid amount together with unpaid interest thereon. Upon one (1) Business Day's notice from the Agent, each Lender shall deliver to the Agent an amount equal to its respective participation in same day funds, at the place and on the date and by the time notified by the Agent. The obligation of each Lender to deliver to the Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or the failure to satisfy any condition set forth in Article III of this Agreement.

Section 2.1.2  A Term Loan.

     Subject to the terms and conditions set forth in this Loan Agreement, on the Effective Date, the parties hereto agree that $10,000,000 of the Loans owing under the Prior Loan Agreement shall be restated as, and shall constitute, the A Term Loan hereunder. The amount of the A Term Loan owing to each Lender shall be the amount of such Lender's A Term Loan Commitment. The Borrower shall pay on each date set forth below, the amount of the A Term Loan set forth immediately opposite such dates below:

Repayment Dates	Quarterly Payment Amount
March 31, 2003	$500,000
June 30, 2003	$500,000
September 30, 2003	$1,000,000
December 31, 2003	$1,000,000
March 31, 2004	$1,000,000
June 30, 2004	$1,000,000
September 30, 2004	$1,000,000
Repayment Date	Then Remaining Outstanding Balance of the A Term Loan

          The principal amount of the Term Loan so repaid may not be reborrowed.

Section 2.1.3  Tranche B Loans.

     Subject to the terms and conditions set forth in this Loan Agreement, on the Effective Date, the parties agree (a) that $8,000,000 of the Loans owing under the Prior Loan Agreement shall be restated as, and shall constitute the B-1 Term Loan, the amount of the B-1 Term Loan owing to each Lender shall be the amount of such Lender's B-1 Term Loan Commitment and (b) that $6,000,000 of the Loans owing under the Prior Loan Agreement shall be restated as, and shall constitute the B-2 Term Loan, the amount of the B-2 Term Loan owing to each Lender shall be the amount of such Lender's B-2 Term Loan Commitment. The Borrower shall pay the principal amount of the Tranche B Loans on the Repayment Date.

     Section 2.2.  Interest and Fees on the Loans.

          Section 2.2.1.  Interest on the Tranche A Loans.  nterest shall accrue and be paid monthly in arrears on the Tranche A Loans at Effective Prime or the Libor Rate for each of the Tranche A Loans' Interest Periods in accordance with the Borrower's Interest Rate Elections for the Tranche A Loans subject to and in accordance with the terms and conditions of this Agreement and the Note(s); provided that if a Default or an Event of Default exists and is continuing, no Interest Rate Election electing the Libor Rate shall be effective and any Loan or portion thereof with respect to which any such Interest Rate Election would otherwise have been effective shall bear interest at Effective Prime plus, so long as an Event of Default exists and is continuing, two percent (2%); all of the foregoing being applicable until such Default or Event of Default is cured or waived and an Interest Rate Election electing the Libor Rate for such Loan or portion thereof which is effective in accordance with this Agreement is submitted to the Agent; and provided further that the Borrower shall submit Interest Rate Elections so that on any date on which under Section 2.1.2 a regularly scheduled payment of principal of the Term Loan A is to be made, at least the amount of the Term Loan A to be so repaid is bearing interest at Effective Prime and/or such payment date is an Interest Adjustment Date for outstanding Libor Loans in such amount of the Term Loan A. Upon the occurrence and during the continuance of any Event of Default, each Prime Rate Loan shall bear interest, payable on demand, at a floating interest rate per annum equal to two percent (2.0%) above Effective Prime and each Libor Loan shall bear interest at the Libor Rate plus two percent (2.0%). The Borrower shall pay such interest in cash to the Agent for the pro rata account of each Lender in arrears on the Loans (including without limitation Libor Loans) outstanding from time to time after the Closing Date, such payments to be made on the last Business Day of each month commencing on February 28, 2002 and on the last day of each Interest Period. In the event no Interest Rate Election has been made by the Borrower with respect to any Loan or Advance (or an Interest Rate Election shall have expired without an effective substitute Interest Rate Election), Effective Prime shall be the rate applicable to such Loan or Advance.

          Section 2.2.2.  Interest on the Tranche B Loans.

          The B-1 Term Loan shall bear interest at a rate per annum equal to eight percent (8%). Such interest shall accrue and be compounded and be added to the principal amount of the B-1 Term Loan, quarterly in arrears and be paid on the Repayment Date. The B-2 Term Loan shall bear interest at a rate per annum equal to ten percent (10%). Such interest shall accrue and be compounded and added to the principal amount of the B-2 Term Loan, quarterly in arrears and be paid on the Repayment Date. Upon the occurrence and during the continuance of any Event of Default, each Tranche B Loan shall bear interest at a rate per annum equal to two percent (2.0%) above the otherwise applicable interest rate. Such interest shall accrue and be compounded and added to the principal amount of the applicable Tranche B Loan quarterly in arrears.

          Section 2.2.2A  Interest Limitation

          All provisions of each Note and any other agreements between the Borrower and the Lenders are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced by any Note or otherwise, shall the amount paid or agreed to be paid to the Lenders which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Agreement, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then each Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of any Note, or this Agreement or any document, instrument or agreement providing security for any Note results in the rate of interest charged under any Note being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, any Lender receives an amount which under applicable law would cause the interest rate under any Note to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the unpaid principal balance of such Note.

          Section 2.2.3  Fees.  On the last Business Day of each March, June, September and December commencing March 31, 2002 and continuing through the Repayment Date, the Borrower shall pay to the Agent for the pro rata account of each A-1 Revolving Credit Lender and each A-2 Revolving Credit Lender, a fee in an amount equal to .50% per annum of the amount, if any, by which the average actual daily amount of the Revolving Credit Loan Commitments for the quarterly period just ended (or in the case of the first such payment, the period from the Effective Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily (on the basis of a year of 360 days, for the actual number of days elapsed) outstanding principal balances of the Revolving Credit Loans plus (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder; provided, however, that if at any time after the receipt by the Agent of the quarterly financial statements for the Borrower's March 31, 2002 fiscal quarter and each subsequent Borrower fiscal quarter provided to the Agent by the Borrower pursuant to Section 5.3.3 hereof, the ratio of (a) total Senior Debt on a consolidated basis as of the last day of the most recently ended fiscal quarter of the Borrower to (b) EBITDA, (i) is less than 2.5:1.0 and greater than or equal to 2.0:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .45% per annum of the amount, if any, by which the average actual daily amount of the Revolving Credit Loan Commitments for the quarterly period just ended (or in the case of the first such payment, the period from the Effective Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily (on the basis of a year of 360 days, for the actual number of days elapsed) outstanding principal balance of the Revolving Credit Loans plus (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder; (ii) is less than 2.0:1.0 and greater than or equal to 1.5:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .40% per annum of the amount, if any, by which the average actual daily amount of the Revolving Credit Loan Commitments for the quarterly period just ended (or in the case of the first such payment, the period from the Effective Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily (on the basis of a year of 360 days, for the actual number of days elapsed) outstanding principal balance of the Revolving Credit Loans plus (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder or (iii) is less than 1.5:1.0 and greater than or equal to 1.0:1.0 and if and so long as no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .35% per annum of the amount, if any, by which the average actual daily amount of the Revolving Credit Loan Commitments for the quarterly period just ended (or in the case of the first such payment, the period from the Effective Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily (on the basis of a year of 360 days, for the actual number of nays elapsed) outstanding principal balance of the Revolving Credit Loans plus (y) the aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder or (iv) is less than 1.0:1.0 and if so long no Event of Default or Default exists and is continuing, the Borrower shall pay to the Agent for the pro rata account of each Lender a fee in an amount equal to .30% per annum of the amount, if any, by which the average actual daily amount of the Revolving Credit Loan Commitments for the quarterly period just ended (or in the case of the first such payment, the period from the Effective Date to the date such payment is due) exceeds the sum of (x) the average of the actual daily (on the basis of a year of 360 days, for the actual number of days elapsed) outstanding principal balance of the Revolving Credit Loans plus (y) the average of the actual daily aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder (the "Unused Fees"). In addition the Borrower shall pay to the Agent for its own account certain fees as specified in the Fee Letter.

          Section 2.2.4.  Increased Costs - Capital.  If, after the date hereof, any Lender shall have reasonably determined that the adoption after the date hereof of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Lender's holding company with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or such Lender's holding company as a consequence of the obligations hereunder of such Lender to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or such Lender's holding company with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of such Lender or such Lender's holding company was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then such Lender shall notify the Agent and the Borrower thereof and the Borrower shall pay to the Agent for the account of such Lender from time to time as specified by such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, each such payment to be made by the Borrower within five (5) Business Days after each demand by such Lender; provided that the liability of the Borrower to pay such costs shall only accrue with respect to costs accruing from and after the 180th day prior to the date of each such demand. A certificate in reasonable detail of one of the officers of such Lender describing the event giving rise to such reduction and setting forth the amount to be paid to such Lender hereunder and a computation of such amount shall accompany any such demand and shall, in the absence of manifest error, be conclusive. In determining such amount, such Lender shall act reasonably and will use any reasonable averaging and attribution methods. If the Borrower shall, as a result of the requirements of this Section 2.2.4 above, be required to pay any Lender the additional costs referred to above and the Borrower, in its sole discretion, shall deem such additional amounts to be material, the Borrower shall have the right to substitute another bank satisfactory to the Agent for such Lender which has certified the additional costs to the Borrower, and the Agent shall use reasonable efforts at no cost to the Agent to assist the Borrower to locate such substitute bank. Any such substitution shall take place in accordance with Section 9.11 and shall otherwise be on terms and conditions reasonably satisfactory to the Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Lender and such Lender will be released from liability hereunder.

          Section 2.3.  Notations.  At the time of (i) the making of each Advance evidenced by any Note, (ii) each change in the interest rate under any Note effected as a result of an Interest Rate Election; and (iii) each payment or prepayment of any Note, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender's Pro Rata Share of the Loans and (b) the interest rate and Interest Adjustment Date applicable thereto or (c) such payment or prepayment (voluntary or involuntary) of principal and (d) in the case of payments or prepayments (voluntary or involuntary) of principal, the portion of the applicable Loan which was paid or prepaid. No failure to make any such notation shall affect the Borrower's unconditional obligations to repay the Loans and all interest, fees and other sums due in connection with this Agreement and/or any Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Borrower. However, in the absence of manifest error, such notations and each Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein, including, without limitation, the outstanding amount of such Lender's Pro Rata Share of the Loans and all amounts due and owing to such Lender at any time. Any such notations and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loans or any Note.

          Section 2.4.  Computation of Interest.  Interest due under this Agreement and any Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

          Section 2.5.  Time of Payments and Prepayments in Immediately Available Funds.

               Section 2.5.1.  Time.  All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under each Note shall be made to the Agent for the pro rata account of each Lender at the address referred to in Section 9.6 in Dollars and in immediately available funds prior to 12:00 o'clock P.M. on the Business Day that such payment is due, provided that the Borrower hereby authorizes and instructs the Agent to charge against the Borrower's accounts with the Agent on each date on which a payment is due hereunder and/or under any Note and on any subsequent date if and to the extent any such payment is not made when due an amount up to the principal, interest and fees due and payable to the Lenders, the Agent or any Lender hereunder and/or under any Note and such charge shall be deemed payment hereunder and under the Note(s) in question to the extent that immediately available funds are then in such accounts. The Agent shall use reasonable efforts in accordance with the Agent's customary procedures to give subsequent notice of any such charge to the Borrower, but the failure to give such notice shall not affect the validity of any such charge. Any such payment or prepayment which is received by the Agent in Dollars and in immediately available funds after 12 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day unless the failure by Agent to receive such funds prior to 12 o'clock P.M. is due to Agent's failure to charge the account of Borrower prior to 12 o'clock P.M., except that solely for the purpose of determining whether a Default or Event of Default has occurred under Section 6.1.1, any such payment or prepayment, if received by the Agent prior to the close of the Agent's business on a Business Day, shall be deemed received on such Business Day. All payments of principal, interest, fees and any other amounts which are owing to any or all of the Lenders or the Agent hereunder and/or under any of the Notes that are received by the Agent in immediately available Dollars prior to 12:00 o'clock P.M. on any Business Day shall, to the extent owing to the Lenders other than the Agent, be sent by wire transfer by the Agent to any such other Lenders (in each case, without deduction for any claim, defense or offset of any type) before 3:00 o'clock P.M. on the same Business Day. Each such wire transfer shall be addressed to each Lender in accordance with the wire instructions set forth in Exhibit 1.9 hereto. The amount of each payment wired by the Agent to each such Lender shall be such amount as shall be necessary to provide such Lender with its Pro Rata Share of such payment (without consideration or use of any contra accounts of any Lender), or with such other amount as may be owing to such Lender in accordance with this Agreement (in each case, without deduction for any claim, defense or offset of any type). Each such wire transfer shall be sent by the Agent only after the Agent has received immediately available Dollars from or on behalf of the Borrower and each such wire transfer shall provide each Lender receiving same with immediately available Dollars on receipt by such Lender. Any such payments of immediately available Dollars received by the Agent after 12:00 o'clock P.M. and before 3:00 o'clock P.M. on any Business Day shall be forwarded in the same manner by the Agent to such Lender(s) as soon as practicable on said Business Day, and if any such payments of immediately available Dollars are received by the Agent after 3:00 o'clock P.M. on a Business Day, the Agent shall so forward same to such Lender(s) before 10:00 'clock A.M. on the immediately succeeding Business Day.

               Section 2.5.2.  Setoff, etc.  Regardless of the adequacy of any collateral for any of the Obligations, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. Each such Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Promptly following any notice of setoff received by the Agent from a Lender pursuant to the foregoing, the Agent shall notify each other Lender thereof. The rights of each Lender under this Section 2.5.2 are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have and are subject to Section 9.12.

               Section 2.5.3.  Unconditional Obligations and No Deductions.

                         Section 2.5.3.1.  The Borrower's obligation to make all payments provided for in this Agreement and the other Financing Documents shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type and regardless of whether any claims, defenses or offsets of any type exist.

                         Section 2.5.3.2.   (a)   Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its applicable lending office) or the Agent (as the case may be) is organized or any political subdivision thereof, other than to the extent such income or franchise tax is imposed solely as a result of the activities of the Agent or a Lender pursuant to or in respect of this Agreement or any of the other Financing Documents (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Financing Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5.3.2) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.6 hereof, the original or a certified copy of a receipt evidencing payment thereof.

                    (b)   In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Financing Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                    (c)   The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.5.3.2) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                    (d)   Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) a properly completed Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) a properly completed Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States backup withholding, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871 (h) and 881 (c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Financing Documents.

                    (e)   For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 2.5.3.2(d) hereof (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.5.3.2(a) or 2.5.3.2(b) hereof with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request and at such Lender's cost to assist such Lender to recover such Taxes.

                    (f)   If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.5.3.2, then such Lender will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender. Alternatively, in the event of such an additional cost, the Borrower shall have the right to substitute another bank satisfactory to the Agent, and the Agent and such Lender shall use reasonable efforts at no cost to the Agent and such Lender to assist the Borrower to locate and effect the substitution in favor of such substitute bank. Any such substitution shall take place in accordance with Section 9.11 and shall otherwise be on terms and conditions reasonably satisfactory to the Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Lender and such Lender will be released from liability hereunder.

                    (g)   Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

                    (h)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.5.3.2 shall survive until the first anniversary of the Repayment Date.

                    (i)   If the Borrower makes any additional payment to any Lender pursuant to this Section 2.5.3.2 in respect of any Taxes, and such Lender determines that it has received (i) a refund of such Taxes, or (ii) a credit against, relief or remission for, or a reduction in the amount of, any tax or other governmental charge as a result of any deduction or credit for any Taxes with respect to which it has received payments under this Section 2.5.3.2, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as shall be reasonably determined by such Lender to be solely attributable to the deduction or withholding of such Taxes. If such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.5.3.2(i), the Borrower shall upon demand of such Lender promptly repay the amount of such overpayment. Nothing in this Section 2.5.3.2(i) shall be construed as requiring such Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of such Lender.

          Section 2.6.  Prepayment and Certain Payments.

                    Section 2.6.1.  Mandatory Payments.

                              Section 2.6.1.1.  In addition to each other principal payment required hereunder, the outstanding principal balances of the Loans and all accrued and unpaid interest thereon, shall be repaid on the Repayment Date.

                              Section 2.6.1.1A.  Application of Payments.

                              (a) Prior to the occurrence of an Event of Default of which the account officers of the Agent have knowledge, and unless otherwise specified in this Agreement, funds received by the Agent in payment of the Obligations shall be applied to the Obligations as follows:

                              (i) first, to fees and expenses then owing to the Agent and the Lenders pursuant to the terms hereof;

                              (ii) second, to interest then owing with respect to the A-1 Revolving Credit Loans

                              (iii) third, to reduce the outstanding principal amounts of the A-1 Revolving Credit Loans pro rata among the A-1 Revolving Credit Lenders;

                              (iv) fourth, to interest then owing with respect to the A-2 Revolving Credit Loans and the A Term Loan, pari passu

                              (v) fifth, to reduce the outstanding principal amounts of the A-2 Revolving Credit Loans pro rata among the A-2 Revolving Credit Lenders;

                              (vi) sixth, to reduce the principal amount of the A Term Loan pro rata among the A Term Lenders;

                              (vii) seventh, to interest and principal then owing with respect to the B-1 Term Loan pro rata among the B-1 Term Lenders; and

                              (viii) eighth, to interest and principal then owing with respect to the B-2 Term Loan pro rata among the B-2 Term Lenders.

                              (b) All prepayments of the Loans pursuant to this Section 2.6.1.1A shall be allocated pro rata among the applicable Lenders in accordance with their Pro Rata Share of the respective Commitments.

                             Section 2.6.1.2.

                             Intentionally Omitted

                             Section 2.6.1.3. In the event that the Borrower or any Subsidiary is entitled to receive any Extraordinary Receipts, the Borrower upon receipt of such proceeds shall make a prepayment of the Loans for the accounts of the Lenders shall be applied first, to the principal installments of the A Term Loan (and shall be applied to the then remaining scheduled principal installments of the A Term Loan in the inverse order of maturity); second, to the principal amount of the B-1 Term Loan and third, to the principal amount of the B-2 Term Loan.

                             Section 2.6.1.4.  In the event that the Borrower and/or any Subsidiary sells, assigns or otherwise transfers title to any asset other than in the ordinary course of its business for net cash proceeds in the aggregate since the Closing Date in excess of $500,000, the Borrower and/or such Subsidiary shall remit 100% of the net cash proceeds of such sale, assignment or other transfer to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares to be applied first, to the principal installments of the A Term Loan (and shall be applied to the then remaining scheduled principal installments of the A Term Loan in the inverse order of maturity); second, to the principal amount of the B-1 Term Loan and third, to the principal amount of the B-2 Term Loan within 10 Business Days of the date of the Borrower's or any Subsidiary's receipt of such net cash proceeds; provided, however, that Borrower may sell any of its equipment which is obsolete, worn-out or no longer used or useful in Borrower's or any Subsidiary's business and Borrower or any Subsidiaries may use the proceeds of such sale to purchase other equipment which is useful or necessary in the operation of Borrower's or any Subsidiary's business and that Borrower or any Subsidiaries may also sell inventory in the ordinary course of its business.

                             Section 2.6.1.5.  In the event that the Borrower and/or any Subsidiary sells or issues any class of the Borrower's or any Subsidiary's equity securities, the Borrower and/or such Subsidiary upon receipt of the net aggregate cash consideration from the sale or issuance of any such equity shall prepay the amount of such net cash proceeds to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares to be applied; first, to the principal amount of the B-1 Term Loan; second, to the principal amount of the B-2 Term Loan; and third, to the principal installments of the A Term Loan (and shall be applied to the then remaining scheduled principal installments of such Loans in the inverse order of maturity) within 10 Business Days of the date of Borrower's or any Subsidiary's receipt of such net cash proceeds.

                             Section 2.6.1.6.  In the event that the Borrower and/or its Subsidiaries has cash or cash equivalents, in excess of $1,000,000 (subject to the provisions of Section 5.2.21) in the aggregate, the Borrower shall immediately prepay the amount in excess of $1,000,000 to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares to be applied first to the then outstanding A-1 Revolving Credit Loans and second to the then outstanding A-2 Revolving Credit Loans.

                             Section 2.6.1.7.  If at any time the outstanding amount of the A-1 Revolving Credit Loans exceeds the A-1 Revolving Credit Commitment, the Borrower shall immediately pay to the Agent the amount of such excess to reduce the outstanding amount of the A-1 Revolving Credit Loans. If at any time the outstanding amount of the A-2 Revolving Credit Loans exceeds the A-2 Revolving Credit Commitment, the Borrower shall immediately pay to the Agent the amount of such excess to reduce the outstanding amount of the A-1 Revolving Credit Loans.

                             Section 2.6.2.  Voluntary Prepayments.   Subject to the provisions of Section 2.6.1.1A, all or any portion of the unpaid principal balance of the Loans (other than portions of any Loans constituting Libor Loans) may be prepaid at any time, without premium or penalty, by giving the Agent at least 3 days' prior written notice of such prepayment and by a payment to the Agent for the accounts of the Lenders in accordance with their Pro Rata Shares of such prepayment in immediately available Dollars by the Borrower; provided that each such partial payment or prepayment of principal of the Loans shall be in a principal amount of at least $500,000 or an integral multiple of $100,000 in excess thereof and provided further that each such prepayment of the Term Loans shall be applied to the principal installments of the Term Loans in the manner set forth in Section 2.6.1.5. The Borrower may not prepay any outstanding amounts of the A-2 Revolving Credit Loans until all outstanding amounts of the A-1 Revolving Credit Loans are paid in full. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may not prepay the principal amount of the A Term Loan, or the Tranche B Loans until the A-1 Revolving Credit Loan Commitment has been reduced to $0 and any such proposed prepayment of the A Term Loan or the Tranche B Loans shall be applied to any outstanding principal amount of the A-1 Revolving Credit Loans and an equivalent, simultaneous reduction in the A-1 Revolving Credit Commitment by the amounts of such prepayemt.

                             Section 2.6.3.  Prepayment of Libor Loans.  Notwithstanding anything to the contrary contained in any Note or in any other agreement executed in connection herewith or therewith, the Borrower shall be permitted to prepay any portion of the Loans constituting Libor Loans only in accordance with Section 2.9 hereof.

                             Section 2.6.4.  Permanent Reduction of Revolving Credit Loan Commitments.  (a) Voluntary Prepayments. At the Borrower's option, the Revolving Credit Loan Commitments may be permanently and irrevocably reduced in whole or in part by an amount of at least $500,000 and to the extent in excess thereof in integral multiples of $100,000 at any time; provided that (i) the Borrower gives the Agent written notice of the exercise of such option at least three (3) Business Days prior to the effective date thereof, (ii) the aggregate outstanding balance of the Loans, if any, does not exceed the total Revolving Credit Commitment and the aggregate outstanding balance of the Revolving Credit Loans together with the aggregate amount of the outstanding stated amount of any Letter of Credit or Letter of Credit Agreement, and any unreimbursed amounts thereunder, if any, does not exceed the Revolving Credit Loan Commitment, both as so reduced in any such case on the effective date of such reduction, (iii) the Borrower is not, and after giving effect to such reduction, would not be in violation of Section 2.6.3, and (iv) the Borrower shall not reduce the A-2 Revolving Credit Loan Commitment at any time before the A-1 Revolving Credit Loan Commitment has been reduced to $0. Any such reduction shall concurrently reduce the Dollar amount of each Lender's Pro Rata Share of the applicable Revolving Credit Loan Commitment

                             (b) Mandatory Prepayments. Notwithstanding clause (iv) above, beginning on January 1, 2003, the A-2 Revolving Credit Loan Commitment shall be permanently reduced by $1,000,000 on the last Business Day of each calendar quarter. Any such reduction shall concurrently reduce the Dollar amount of each Lender's Pro Rata Share of the applicable Revolving Credit Loan Commitment.

          Section 2.7.  Payment on Non-Business Days.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under such Note.

          Section 2.8.  Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Credit Loans for the Borrower's working capital needs and for Investments permitted by Section 5.2.12 and Section 5.2.17.

          Section 2.9.  Special Libor Loan Provisions.  The Libor Loans shall be subject to and governed by the following terms and conditions:

                    Section 2.9.1.  Requests.    Each Request accompanied by an Interest Rate Election selecting the Libor Rate must be received by the Agent in accordance with the definition of Interest Rate Election.

                    Section 2.9.2.  Libor Loans Unavailable.    Notwithstanding any other provision of this Agreement, if, prior to or on the date on which all or any portion of the Loans is to be made as or converted into a Libor Loan, any of the Lenders (or the Agent with respect to (ii) below) shall reasonably determine (which determination shall be conclusive and binding on the Borrower), that

                    (i) Dollar deposits in the relevant amounts and for the relevant Interest Period are not offered to such Lender in the London interbank market,

                    (ii) by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the
                          Adjusted Libor Rate, or

                    (iii) the Adjusted Libor Rate shall no longer represent the effective cost to such Lender for Dollar deposits in the London interbank market for reasons other than the fact, standing alone, that the Adjusted Libor Rate is based on an averaging of rates determined by the Agent and that such Lender's rate may exceed such average,

such Lender may elect not to accept any Interest Rate Election electing a Libor Loan and such Lender shall notify the Agent by telephone or telex thereof, stating the reasons therefor, not later than the close of business on the second Business Day prior to the date on which such Libor Loan is to be made. The Agent shall promptly give notice of such determination and the reason therefor to the Borrower, and all or such portion of the Loans, as the case may be, which are subject to any of Section 2.9.2 (i), (ii) through (iii) as a result of such Lender's determination shall be made as or converted into, as the case may be, Prime Rate Loans and such Lender shall have no further obligation to make Libor Loans, until further written notice to the contrary is given by the Agent to the Borrower. If such circumstances subsequently change so that such Lender shall no longer be so affected, such Lender's obligation to make or maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loans in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s), but shall be effective as to the other Lenders.

                    Section 2.9.3.  Libor Lending Unlawful.  In the event that any change in applicable laws or regulations (including the introduction of any new applicable law or regulation) or in the interpretation thereof (whether or not having the force of law) by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any of the Lenders to make or continue to maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans, each such Lender shall promptly notify the Agent by telephone or telex thereof, and of the reasons therefor, and the obligation of such Lender to make or maintain its Pro Rata Share of the Loans or such portion thereof as Libor Loans shall, upon the happening of such event, terminate and the Agent shall, by telephonic notice to the Borrower, declare that such obligation has so terminated with respect to such Lender, and such Pro Rata Share of the Loans or any portion thereof to the extent then maintained as Libor Loans, shall, on the last day on which such Lender can lawfully continue to maintain such Pro Rata Share of the Loans or any portion thereof as Libor Loans, automatically convert into Prime Rate Loans without additional cost to the Borrower. If circumstances subsequently change so that such Lender shall no longer be so affected, such Lender's obligation to make or maintain its Pro Rata Share of all or any portion of the Loans as Libor Loans shall be reinstated when such Lender obtains actual knowledge of such change of circumstances, and promptly after obtaining such actual knowledge such Lender shall forward written notice thereof to the Agent. After receipt of such notice, the Agent shall promptly forward written notice thereof to the Borrower. Upon or after receipt by the Borrower of such written notice, the Borrower may submit an Interest Rate Election in accordance with this Agreement electing an Interest Period ending no later than the Interest Adjustment Date for the then current Interest Period for the other Lenders' Pro Rata Shares of Libor Loans and electing the Libor Rate for such Lenders' or Lender's Pro Rata Share(s) of the Loans as to which such Lender's or Lenders' obligation(s) to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans was suspended and such Pro Rata Share(s) shall be converted to Libor Loan in accordance with this Agreement. During any period throughout which any of the Lenders has or have no obligation to make or maintain its or their Pro Rata Share(s) of the Loans as Libor Loans, no Interest Rate Elections electing the Libor Rate shall be effective with regard to the Loans to the extent of the Pro Rata Share(s) of such Lender(s), but shall be effective as to the other Lenders.

                    Section 2.9.4.  Additional Costs on Libor Loans.  The Borrower further agrees to pay to the Agent for the account of the applicable Lender or Lenders such amounts as will compensate any of the Lenders for any increase in the cost to such Lender of making or maintaining (or of its obligation to make or maintain) all or any portion of its Pro Rata Share of the Loans as Libor Loans and for any reduction in the amount of any sum receivable by such Lender under this Agreement in respect of making or maintaining all or any portion of such Lender's Pro Rata Share of the Loans as Libor Loans, in either case, from time to time by reason of:

(i) any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, under or pursuant to any law, treaty, rule, regulation (including, without limitation, any Regulations of the Board of Governors of the Federal Reserve System) or requirement in effect on or after the date hereof, any interpretation thereof by any governmental authority charged with administration thereof or by any central bank or other fiscal or monetary authority or other authority, or any requirement imposed by any central bank or such other authority whether or not having the force of law; or

(ii) any change in (including the introduction of any new) applicable law, treaty, rule, regulation or requirement or in the interpretation thereof by any official authority, or the imposition of any requirement of any central bank, whether or not having the force of law, which shall subject such Lender to any tax (other than taxes on net income imposed on such Lender), levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever or change the taxation of such Lender with respect to making or maintaining all or any portion of its Pro Rata Share of the Loans as Libor Loans and the interest thereon (other than any change which affects, and to the extent that it affects, the taxation of net income of such Lender); provided, that with respect to any withholding the foregoing shall not apply to any withholding tax described in sections 1441, 1442 or 3406 of the Code, or any succeeding provision of any legislation that amends, supplements or replaces any such section, or to any tax, levy, impost, duty, charge, fee, deduction or withholding that results from any noncompliance by a Lender with any federal, state or foreign law or from any failure by a Lender to file or furnish any report, return, statement or form the filing or furnishing of which would not have an adverse effect on such Lender and would eliminate such tax, impost, duty, deduction or withholding;

In any such event, such Lender shall promptly notify the Agent thereof, and of the reasons therefor, and the Agent shall promptly notify the Borrower thereof in writing stating the reasons provided to the Agent by such Lender therefor and the additional amounts required to fully compensate such Lender for such increased or new cost or reduced amount as reasonably determined by such Lender. Such additional amounts shall be payable on each date on which interest is to be paid hereunder or, if there is no outstanding principal amount under any of the Notes, within 10 Business Days after the Borrower's receipt of said notice. Such Lender's certificate as to any such increased or new cost or reduced amount (including calculations, in reasonable detail, showing how such Lender computed such cost or reduction) shall be submitted by the Agent to the Borrower and shall, in the absence of manifest error, be conclusive. In determining any such amount, the Lender(s) may use any reasonable averaging and attribution methods. Notwithstanding anything to the contrary set forth above, the Borrower shall not be obligated to pay any amounts pursuant to this Section 2.9.4 as a result of any requirement or change referenced above with respect to any period prior to the one hundred and eightieth (180th) day prior to the date on which the Borrower is first notified thereof (other than any amounts which relate to any such requirement or change which is adopted with retroactive effect in which case the Borrower shall be obligated to pay all such amounts accrued from the date as of which such requirement or change is retroactively effective) unless the failure to give such notice within such one hundred and eighty (180) day period resulted from reasonable circumstances beyond such Lender's reasonable control.

                    Section 2.9.5.  Libor Funding Losses.  Provided there is no Event of Default then continuing, in the event that any payment or prepayment of a Libor Loan is received on a date other than the last day of an Interest Period, such payment or prepayment shall be held by the Agent in a separate account and be pledged to the Agent as collateral for the obligations of the Borrower arising in connection with this Agreement, the Notes and the other Financing Documents until the end of the then current Interest Period, at which time the Agent shall apply such payment or prepayment, for the accounts of the Lenders in accordance with their Pro Rata Shares, to the outstanding Libor Loans. Notwithstanding the foregoing, in the event any of the Lenders shall incur any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain all or any portion of the Loans as Libor Loans) as a result of-

(i) payment or. prepayment by the Borrower of all or any portion of any Libor Loan on a date other than the Interest Adjustment Date for such Libor Loan, for any reason; provided, however that this clause shall not be deemed to grant the Borrower any right to convert a Libor Loan to a Prime Rate Loan prior to the end of any Interest Period or to imply such right;

(ii) conversion of all or any portion of any Libor Loan on a day other than the last day of an Interest Period applicable to such Loan to a Prime Rate Loan for any reason including, without limitation, acceleration of the Loans upon or after an Event of Default, any Interest Rate Election or any other cause whether voluntary or involuntary and whether or not referred to or described in this Agreement, other than any such conversion resulting solely from application of Sections 2.9.2 or 2.9.3 by any Lender; or

(iii) any failure by the Borrower to borrow the Loans as Libor Loans on the date specified in any Interest Rate Election selecting the Libor Rate, other than any such failure resulting solely from application of Sections 2.9.2 or 2.9.3 by any Lender;

such Lender shall promptly notify the Agent thereof, and of the reasons therefor. Upon the request of the Agent, the Borrower shall pay directly to the Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender, which shall be correct in the absence of manifest error) reimburse such Lender for such loss or expense. Each Lender shall furnish to the Borrower, upon written request from the Borrower received by the Agent, a written statement setting forth the computation of any such amounts payable to such Lender under this Section 2.9.5.

                      Section 2.9.6.  Banking Practices.  Each Lender agrees that upon the occurrence of any of the events described in Sections 2.2.4 and/or 2.9.2, 2.9.4 or 2.9.5, such Lender will exercise all reasonable efforts to take such reasonable actions at no expense to such Lender (other than reasonable expenses which are covered by the Borrower's advance deposit of funds with such Lender for such purpose, or if such Lender agrees, which the Borrower has agreed to pay or reimburse to such Lender in full upon demand), in accordance with such Lender's usual banking practices in such situations and subject to any statutory or regulatory requirements applicable to such Lender, as such Lender may take without the consent or participation of any other Person to, in the case of an event described in Sections 2.2.4 and/or 2.9.4 or 2.9.5, mitigate the cost of such events to the Borrower and, in the case of an event described in Sections 2.9.2(i), (ii) or (iii), to seek Dollar deposits in any other interbank Libor market in which such Lender regularly participates and in which the applicable determination(s) described in Sections 2.9.2(i), (ii) or (iii), as the case may be, does not apply.

                      Section 2.9.7.  Borrower's Options on Unavailability or Increased Cost of Libor Loans.  In the event of any conversion of all or any portion of any Lender's Pro Rata Share of any Libor Loans to a Prime Rate Loan for reasons beyond the Borrower's control or in the event that any Lender's Pro Rata Share of all or any portion of the Libor Loans becomes subject, under Sections 2.9.4 or 2.9.5, to additional costs, the Borrower shall have the option, subject to the other terms and conditions of this Agreement, to convert such Lender's Pro Rata Share to a Prime Rate Loan by making Interest Rate Elections for Interest Periods which (i) end on the Interest Adjustment Date for such Libor Loan or (ii) end on Business Days occurring prior to such Interest Adjustment Date, in which case, at the end of the last of such Interest Periods any such Libor Rate Loan shall automatically convert to a Prime Rate Loan and the Borrower shall have no further right to make an Interest Rate Election with respect to such Prime Rate Loan other than an Interest Rate Election which is effective on the Interest Adjustment Date for such Libor Loan. The Borrower's options set forth in this Section 2.9.7 may be exercised, if and only if the Borrower pays, concurrently with delivery to the Agent of each such Interest Rate Election and thereafter in accordance with Sections 2.9.4, 2.9.5 and 2.9.6 all amounts provided for therein to the Agent in accordance with this Agreement.

                      If the Borrower shall, as a result of the requirements of Section 2.9.4 above, be required to pay any Lender the additional costs referred to therein, but not be required to pay such additional costs to the other Lender or Lenders and the Borrower, in its sole discretion, shall deem such additional amounts to be material or in the event that Libor Loans from a Lender are unavailable to the Borrower as a result solely of the provisions of Sections 2.9.2, 2.9.3 or 2.9.4, but are available from the other Lender or Lenders, the Borrower shall have the right to substitute another bank satisfactory to the Agent for such Lender which is entitled to such additional costs or which is relieved from making Libor Loans and the Agent shall use reasonable efforts (with all reasonable costs of such efforts by the Agent to be borne by the Borrower) to assist the Borrower to locate such substitute bank. Any such substitution shall take place in accordance with Section 9.11 and otherwise be on terms and conditions reasonably satisfactory to the Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs and comply with the above-referenced Sections. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced, all principal, interest (to the date of such substitution) and other amounts owing hereunder to such Lender and such Lender will be released from liability hereunder.

                      Section 2.9.8.  Assumptions Concerning Funding of Libor Loans.  The calculation of all amounts payable to the Lenders under this Section 2.9 shall be made as though each Lender actually funded its relevant Libor Loans through the purchase of a deposit in the London interbank market bearing interest at the Libor Rate in an amount equal to that Libor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Libor Loans in any manner it sees fit and the foregoing assumption shall be utilized solely for the calculation of amounts payable under this Section 2.9.

                      Section 2.9.9.  Interest Rate Protection.  On or before March 31, 2002, the Borrower will use its best reasonable efforts to enter into interest rate protection arrangements on commercially reasonable terms covering not less than one half of the then outstanding total Indebtedness for Borrowed Money. The other terms and conditions of any such interest rate protection arrangements shall be reasonably satisfactory to the Majority Lenders.

ARTICLE III

CONDITIONS OF LENDING

          Section 3.1.  Conditions Precedent to the Commitment and to all Loans.

                    Section 3.1.1.  The Commitment and Initial Loans.  The obligation of the Lenders to make the Advances of Revolving Credit Loans, and to amend and restate the Prior Loan Agreement as set forth herein, and/or to issue any Letter of Credit or Letter of Credit Agreement are subject to performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incident to the transactions contemplated hereby or incidental to the Loans shall be reasonably satisfactory to counsel for the Agent and that the Lenders shall have received on or before the Effective Date all of the following, each dated the Effective Date or another date acceptable to the Lenders and each to be in form and substance reasonably satisfactory to the Agent or if any of the following is not a deliverable, the satisfaction of such condition in form and substance reasonably satisfactory to the Agent:

                              Section 3.1.1.1.  The Financing Documents, including, without limitation, those hereinafter set forth and the Borrower's and any Subsidiary's certificate of incorporation or other organizational documents, bylaws and each agreement or instrument relating thereto, which such materials shall be reasonably satisfactory to the Lenders.

                              Section 3.1.1.2.  Certificate of the secretary, clerk or similar officer, as applicable of the Borrower and each Subsidiary certifying as to the resolutions of the shareholders or board of directors of the Borrower and each Subsidiary authorizing and approving each of the Financing Documents to which the Borrower and each Subsidiary is a party and other matters contemplated hereby and certifying as to the names and signatures of the Authorized Representative(s) of the Borrower and each Subsidiary authorized to sign each Financing Document to be executed and delivered by or on behalf of the Borrower and each Subsidiary. The Agent and the Lenders may conclusively rely on each such certificate until the Agent shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Authorized Representative(s) named in such further certificate.

                              Section 3.1.1.3.  Favorable opinions of Hill & Barlow, counsel for the Borrower, Baker & Daniels, and Blakemore & Mitsuki, special local counsel for the Borrower, all in form and substance reasonably satisfactory to the Agent.

                              Section 3.1.1.4.  An Officer's Certificate stating that:

                                        Section 3.1.1.4.1.  The representations and warranties contained in Section 4.1 and/or contained in any of the other Financing Documents are correct on and as of the Effective Date as though made on and as of such date; and

                                        Section 3.1.1.4.2.  No Default or Event of Default has occurred and is continuing, or would result from the making of the Loans.

                                        Section 3.1.1.5.  Certificates of good standing or legal existence of the secretaries of state (or equivalent officials) of the states (or jurisdictions) of organization and qualification of and covering the Borrower and any Subsidiaries dated reasonably near the Effective Date.

                                        Section 3.1.1.6.  Evidence that the ownership interests in the Borrower and the Subsidiaries are as set forth in Exhibit 1.1 and that such equity interests are owned free of any Liens or charge, other than the Permitted Encumbrances.

                                        Section 3.1.1.7.  A Request and an Interest Rate Election.

                                        Section 3.1.1.8.  All documents, instruments and agreements necessary to terminate, cancel and discharge the documents, instruments and agreements evidencing or securing any and all existing Indebtedness of the Borrower and any Subsidiary and Liens securing such Indebtedness other than those listed in Exhibit 3.1.1.8.

                                        Section 3.1.1.9.  Payment to the Agent and the Lenders of the fees specified in this Agreement as being payable on the Effective Date and all reasonable out-of-pocket costs and expenses incurred by the Agent and Fleet in connection with the transactions contemplated hereby, including, but not limited to, reasonable legal expenses and any accounting fees, auditing fees, appraisal fees, and other fees associated with any independent analyses of the Borrower and any Subsidiary and evidence that all other reasonable fees and costs payable by the Borrower in connection with the transactions contemplated by the Financing Documents and completed on the Effective Date have been paid in full.

                                        Section 3.1.1.10.  An Officer's Certificate in the form of Exhibit 3.1.1.10, duly completed and reflecting, inter alia, compliance by the Borrower as of the opening of business on the first Business Day after the Effective Date but based on the Borrower's financial information as of the last day of the Borrower's most recent fiscal quarter, adjusted to give effect to the Loans made on the Effective Date, with the financial covenants provided for herein.

                                        Section 3.1.1.11.  Such other information about the Borrower and/or its Business Condition as the Lenders may reasonably request.

                                        Section 3.1.1.12.  True copies of, and/or true copies of any revisions to, the financial statements, the pro forma Effective Date financial statements giving effect to the Loans, and other information provided pursuant to Section 4.1.5.

                                        Section 3.1.1.13.  Certificates of fire, business interruption, liability and extended coverage insurance policies, each such policy to name the Agent as mortgagee and loss payee and, on all liability policies, as additional insured.

                                        Section 3.1.1.14.  True descriptions of any pending or threatened litigation against or by Borrower or any Subsidiary.

                                        Section 3.1.1.15.  Evidence that all necessary material third party consents with respect to the Loans have been obtained and remain in effect without the imposition of any conditions or terms not reasonably acceptable to the Lenders, all required filings with any governmental authority have been duly completed and any applicable waiting periods shall have expired without any adverse action being taken by any competent authority.

                                        Section 3.1.1.16.  The financial statements described in Section 4.1.5 together with the Borrower's pro forma Effective Date balance sheet. Such financial statements shall be accompanied by an Officer's Certificate of the chief financial officer of the Borrower to the effect that (i) the representations of the Borrower set forth in Section 4.1.14 are accurate as of the Effective Date and (ii) that no Material Adverse Effect has occurred since the date of the Borrower's most recent audited financial statements delivered to the Lenders except as set forth or reflected in the financial statements described in Section 4.1.5 or otherwise disclosed in writing and acceptable to the Agent.

                                        Section 3.1.1.17.  True copies of all documents, instruments and agreements relating to the Borrower's capital structure.

                                        Section 3.1.1.18.  The fact that the representations and warranties of the Borrower contained in Article 4, infra, and in each of the other Financing Documents are true and correct in all material respects on and as of the Effective Date except as altered hereafter by actions not prohibited hereunder. The Borrower's delivery of each Note to the Lenders and of each Request to the Agent shall be deemed to be a representation and warranty by the Borrower as of the date thereof to such effect.

                                        Section 3.1.1.19.  That there has been no enactment of any law or regulation by any governmental authority which would make it (i) unlawful, (ii) prevent, (iii) restrain or (iv) impose conditions which the Lenders determine to be adverse, in any respect as to the foregoing, to the making of the Loans.

                                        Section 3.1.1.20.  The Security Documents, after the completion of any required filings or recordations, will grant to the Agent perfected, first priority security interests or mortgages, as the case may be, with respect to the collateral identified therein and the Agent shall have received the favorable opinions of counsel referred to in Section 3.1.1.3 above with respect to such perfection. The Agent shall also have received such searches, landlord consents, access agreements and/or title insurance commitments as reasonably requested by the Agent, all in form and substance reasonably satisfactory to the Agent and/or its counsel. Without limiting the generality of the foregoing, the Agent shall be reasonably satisfied with the terms and conditions of all real property leases in which the Borrower and any Subsidiary has a leasehold interest, including the terms of such leaseholds and the assumability of the lessee's obligations thereunder upon the transfer of or foreclosure upon of the Borrower's or any Subsidiary's leasehold interest.

                                        Section 3.1.1.21.  No Material Adverse Effect has occurred and there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to result in a Material Adverse Effect.

                                        Section 3.1.1.22.  All information and materials supplied to the Agent prior to the date hereof shall be true and correct in all material aspects; and no additional information shall have come to the attention of the Agent or the Lenders that is inconsistent in any material respect with the information and materials supplied to the Agent prior to the date hereof or that could reasonably be expected to have a Material Adverse Effect.

                                        Section 3.1.1.23.  Intentionally Omitted

                                        Section 3.1.1.24.  Intentionally Omitted

                                        Section 3.1.1.25.  Intentionally Omitted

                                        Section 3.1.1.26.  Receipt by the Lenders, of (a) 1,450,000 warrants in the aggregate, each exercisable for one (1) share of common stock of the Borrower, such warrants to be in the form of Exhibit 3.1.1.26 attached hereto and to be immediately exercisable for 15% of the total equity of the Borrower as of the Effective Date at a nominal exercise price (the "Warrants") and (b) the Replacement Warrants. Notwithstanding the issuance of the Replacement Warrants, for the avoidance of doubt, it is hereby agreed that there shall be no adjustments under Section 4 of the warrants delivered in connection with the 5th Amendment to the Prior Loan Agreement due to the issuance of the Warrants and the Replacement Warrants.

                    Section 3.1.2.  The Commitment and the Loans.  The Commitment and the obligation of each Lender to make or maintain its Pro Rata Share of any Advance or Loan and/or to issue any Letter of Credit or Letter of Credit Agreement are subject to performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions precedent:

                    (a) The fact that, immediately prior to and upon the making of each Loan, no Event of Default or Default shall have occurred and be continuing;

                    (b) The fact that the representations and warranties of the Borrower contained in Article 4, infra and in each of the other Financing Documents, are true and correct in all material respects on and as of the date of each Advance or Loan except as altered hereafter by actions consented to or not prohibited hereunder. The Borrower's delivery of the Notes to the Lenders and of each Request to the Agent shall be deemed to be a representation and warranty by the Borrower as of the date of such Advance or Loan as to the facts specified in Sections 3.1.2(a) and (b);

                    (c) Receipt by Agent on or prior to the Business Day specified in the definition of Interest Rate Election of a written Request stating the amount requested for the Loan or Advance in question and an Interest Rate Election for such Loan or Advance, all signed by a duly authorized officer of the Borrower on behalf of the Borrower;

                    (d) That there exists no law or regulation by any governmental authority having jurisdiction over the Agent or any of the Lenders which would make it unlawful in any respect for such Lender to make its Pro Rata Share of the Loan or Advance, including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System; and

                    (e) No Material Adverse Effect has occurred.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

          Section 4.1.  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Agent and the Lenders that, after giving effect to the Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loans) as follows:

                    Section 4.1.1.  Organization and Existence.  The Borrower and any Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the state (or applicable jurisdiction) of its incorporation or organization and is duly qualified to do business in all jurisdictions in which such qualification is required, all as noted on Exhibit 4.1.1, except where failure to so qualify would not have a Material Adverse Effect, and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Financing Documents.

                    Section 4.1.2.  Authorization and Absence of Defaults.  Except as described on Exhibit 4.1.2, the execution, delivery to the Agent and/or the Lenders and performance by the Borrower and any Subsidiary of the Financing Documents have been duly authorized by all necessary corporate and governmental action and do not and will not (i) require any consent or approval of the shareholders or board of directors of the Borrower or any Subsidiary which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the board of governors of the federal reserve system), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower and/or any Subsidiary and/or the articles of organization or by-laws, as applicable, of the Borrower and/or any Subsidiary, (iii) result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower and/or any Subsidiary is or are a party or parties or by which it or they or its or their properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien on any of the Borrower's and/or any Subsidiary's respective properties or revenues other than Liens granted to the Agent by any of the Financing Documents securing the Obligations. The Borrower and any Subsidiary are in compliance with any such applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, other agreement, lease or instrument, except where the failure to be in compliance does not have a Material Adverse Effect.

                    Section 4.1.3.  Acquisition of Consents.  Except as noted on Exhibit 4.1.3, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those which have been obtained, is or will be necessary for the valid execution and delivery to the Agent and/or the Lenders or performance by the Borrower or any Subsidiary of any Financing Documents and each of the foregoing which has been obtained is in full force and effect.

                    Section 4.1.4.  Validity and Enforceability.  Each of the Financing Documents when delivered hereunder will constitute the legal, valid and binding obligations of each of the Borrower and any Subsidiary which is or are a party thereto enforceable against the Borrower, and any Subsidiary which is or are a party thereto in accordance with their respective terms except as the enforceability thereof may be limited by the effect of general principles of equity and bankruptcy and similar laws affecting the rights and remedies of creditors generally.

                    Section 4.1.5.  Financial Information.  The following information with respect to the Borrower and its Subsidiaries has heretofore been furnished to the Agent:

                              Section 4.1.5.1.  Audited annual financial statements of the Borrower for the period ended December 31, 2000;

                              Section 4.1.5.2.  Interim, consolidated balance sheets of the Borrower and any Subsidiaries as of the end of the most recent fiscal quarter prior to the Closing for which such statements are available and the related statements of income and cash flows and shareholders' equity, such balance sheets and statements to be prepared and certified by an Authorized Representative in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form reasonably satisfactory to the Agent;

                              Section 4.1.5.3.  Intentionally Omitted

                              Section 4.1.5.4.  The pro forma financial statements of the Borrower as of the Effective Date provided pursuant to Section 3.1.1.12.

                              Each of the financial statements referred to above in Section 4.1.5.1 was prepared in accordance with GAAP (subject, in the case of interim statements, to the absence of footnotes and normal year-end adjustments) applied on a consistent basis, except as stated therein. To the best of the Borrower's knowledge, each of the financial statements referred to above in Sections 4.1.5.1 and 4.1.5.4 fairly presents the financial condition or pro forma financial condition, as the case may be, of the Person being reported on at such dates and is complete and correct in all material respects and no Material Adverse Effect has occurred since the date thereof.

                    Section 4.1.6.  No Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower and/or any Subsidiary or any of their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Borrower and/or any Subsidiary would draw into question the legal existence of the Borrower and/or any such Subsidiary and/or the validity, authorization and/or enforceability of any of the Financing Documents and/or any provision thereof and/or could have a Material Adverse Effect except those matters, if any, described on Exhibit 4.1.6 none of which, in Borrower's good faith opinion, will (i) have such Material Adverse Effect or (ii) draw into question (a) the legal existence of the Borrower and/or any such Subsidiary or (b) the validity, authorization and/or enforceability of any of the Financing Documents and/or any provision thereof.

                    Section 4.1.7.  Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), does not own and has no present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loans will be used directly or indirectly by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

                      Section 4.1.8.  Absence of Adverse Agreements.  Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate or partnership restriction which would have a Material Adverse Effect.

                      Section 4.1.9.  Taxes.  The Borrower and each Subsidiary has filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for those taxes, if any, which are being contested in good faith and by appropriate proceedings, and for which proper reserve or other provision has been made in accordance with GAAP and except where any failure to file or pay would not have a Material Adverse Effect on the Borrower or any Subsidiary and except as described in Exhibit 4.1.9.

                      Section 4.1.10.  ERISA.  Borrower and any Commonly Controlled Entity do not maintain or contribute to any Plan which is not in substantial compliance with ERISA, or any Single Employer Plan which has incurred any accumulated funding deficiency within the meaning of sections 412 and 418 of the Code or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under section 412 of the Code. Borrower and any Commonly Controlled Entity have not incurred any liability to the PBGC in connection with any Plan covering any employees of Borrower or any Commonly Controlled Entity in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under sections 4062(e), 4063 or 4064 of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate, and know of no facts or circumstance which might give rise to any liability of Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate. Borrower and any Commonly Controlled Entity have not incurred any withdrawal liability in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate (including but not limited to any contingent or secondary withdrawal liability) within the meaning of sections 4201 and 4202 of ERISA, to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances known to the Borrower, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan in amount exceeding Fifty Thousand Dollars ($50,000) in the aggregate.

                         Except for payments for which the minimum funding requirement has been waived under section 412 of the Code, full payment has been made of all amounts which Borrower and any Commonly Controlled Entity are required to have paid as contributions to any Plan under applicable law or under any plan or any agreement relating to any Plan to which Borrower or any Commonly Controlled Entity is a party. Borrower and each Commonly Controlled Entity have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Plan or related agreements.

                         Neither Borrower nor any Commonly Controlled Entity has any knowledge, nor do any of them have any reason to believe, that any Reportable Event which could result in a liability or liabilities of Fifty Thousand Dollars ($50,000) or more in the aggregate has occurred with respect to any Plan.

                    Section 4.1.11.  Ownership of Properties.

                              Section 4.1.11.1.  Except for Permitted Encumbrances, Borrower and any Subsidiary has good title to all of its properties and assets free and clear of all restrictions and Liens of any kind other than those which could not have a Material Adverse Effect or a material adverse effect on the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof.

                              Section 4.1.11.2.  Exhibit 4.1.11 accurately and completely lists the location of all real property owned or leased by Borrower or any Subsidiary. Borrower and each Subsidiary enjoys quiet possession under all material leases of real property to which it is a party as a lessee, and all of such leases are valid, subsisting and, to Borrower's knowledge, in full force and effect.

                              Section 4.1.11.3.  To Borrower's knowledge, except as specified in Exhibit 4.1.11, none of the real property occupied by Borrower or any Subsidiary is located within any federal, state or municipal flood plain zone.

                             Section 4.1.11.4.  Except as set forth in Exhibit 4.1.11, all of the material properties used in the conduct of the Borrower's and each Subsidiary's business (i) are in good repair, working order and condition (reasonable wear and tear excepted) and reasonably suitable for use in the operation of Borrower's, and each Subsidiary's business; and (ii) to Borrower's knowledge are currently operated and maintained, in all material respects, in accordance with the requirements of applicable governmental authorities.

          Section 4.1.12.  Accuracy of Representations and Warranties.  None of Borrower's representations or warranties set forth in this Agreement or in any document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

          Section 4.1.13.  No Investment Company.  Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended, which is required to register thereunder.

                    Section 4.1.14.  Solvency, etc.  To the Company's knowledge as of the Effective Date, after giving effect to the consummation of each Loan outstanding and to be made under this Agreement as of the time this representation and warranty is given, the Borrower (a) will be able to pay its debts as they become due and (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage. The Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation of any transactions contemplated herein.

                    Section 4.1.15.  Approvals.  Except as set forth in Exhibit 4.1.3, all approvals required from all Persons including without limitation all governmental authorities with respect to the Financing Documents have been obtained.

                    Section 4.1.16.  Ownership Interests.  The schedule of ownership interests in the Borrower and any Subsidiaries set forth in Exhibit 1.1 is true, accurate and complete and the Investments to be made for all ownership interests disclosed therein have in fact been fully paid in immediately available Dollars.

                    Section 4.1.17.  Licenses, Registrations, Compliance with Laws, etc.  Except as set forth on Exhibit 4.1.17, the Borrower and each Subsidiary maintains in full force and effect all permits, governmental licenses, registrations and approvals, material to carrying out of Borrower's and each of the Subsidiaries' businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign governmental, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or any of the Subsidiaries, including but not limited to the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission, the Federal Trade Commission and the United States Department of Justice and analogous and related state and foreign agencies. All existing authorizations, licenses and permits are in full force and effect, are duly issued in the name of, or validly assigned to the Borrower or a Subsidiary and the Borrower or a Subsidiary has full power and authority to operate thereunder. There is no material violation or material failure of compliance or, to Borrower's knowledge, allegation of such violation or failure of compliance on the part of the Borrower or any Subsidiary with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of the Borrower threatened nor has the Borrower or any Subsidiary received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval which in any case could have a Material Adverse Effect.

                    Section 4.1.18.  Principal Place of Business; Books and Records.  The Borrower's chief executive offices are located at Borrower's addresses set forth in Section 9.6. All of the Borrower's books and records are kept at one or more of its addresses set forth in Section 9.6.

                    Section 4.1.19.  Subsidiaries.  The Borrower has only the Subsidiaries identified on Exhibit 1.1.

                    Section 4.1.20.  Copyright.  Except as set forth in Exhibit 4.1.20 the Borrower has not violated any of the provisions of the Copyright Revision Act of 1976, 17 U.S.C. 101, et seq. The Borrower has taken all actions reasonably necessary to assert and protect its ownership interest in any copyrights used by the Borrower and any Subsidiary in the conduct of their respective business(es). Exhibit 4.1.20 accurately and completely sets forth all copyrights held by the Borrower or any of the Subsidiaries and contains exceptions to the representations contained in this Section 4.1.20. No inquiries regarding any such filings have been received by the Copyright Office. The Borrower has not allocated revenues in any manner inconsistent with the rules and regulations of the Copyright Office.

                    Section 4.1.21.  Environmental Compliance.  Neither the Borrower nor, to the knowledge of the Borrower, any other Person:

                              Section 4.1.21.1.  other than as disclosed on Exhibit 4.1.21, or in respect of Hazardous Material used or disposed of in compliance with law, has ever caused, permitted, or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, any of the facilities owned, leased or used by the Borrower (the "Premises"), or from the Premises into the atmosphere, any body of water, any wetlands, or on any other real property, nor to Borrower's knowledge does any Hazardous Material exist on, under or about the Premises;

                              Section 4.1.21.2.  has any knowledge that any of the Premises has ever been used (whether by the Borrower or, to the knowledge of the Borrower, by any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Waste as defined in 42 U.S.C.A. 6901, et seq. (the Resource Recovery and Conservation Act); and

                              Section 4.1.21.3.  has any knowledge of any notice of violation, Lien or other notice issued by any governmental agency with respect to the environmental condition of the Premises or any other property occupied by the Borrower, or any other property which was included in the property description of the Premises or such other real property within the preceding three years except as disclosed to the Agent.

                    Section 4.1.22.  Material Agreements, etc.  Exhibit 4.1.22 attached hereto accurately and completely lists all Material Agreements to which the Borrower or any of the Subsidiaries are a party including without limitation all software licenses, and all material construction, engineering, consulting, employment, management, operating and related agreements, if any, which are presently in effect. All of the Material Agreements to which Borrower or any Subsidiary is a party, are legally valid, binding, and, to Borrower's knowledge, in full force and effect and neither the Borrower, any of the Subsidiaries nor, to Borrower's knowledge, any other parties thereto are in material default thereunder.

                    Section 4.1.23.  Patents, Trademarks and Other Property Rights.  Exhibit 4.1.23 attached hereto contains a complete and accurate schedule of all registered trademarks, registered copyrights and patents of the Borrower and/or any of the Subsidiaries, and pending applications therefor, and all other intellectual property in which the Borrower and/or any of the Subsidiaries has any rights other than "off-the shelf' software which is generally available to the general public at retail. Except as set forth in Exhibit 4.1.23, the Borrower and any Subsidiaries own, possess, or have licenses to use all the patents, trademarks, service marks, trade names, copyrights and non-governmental licenses, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted, without, to the Borrower's knowledge any conflict with the rights of others with respect thereto.

                    Section 4.1.24.  Exhibit 4.1.24 sets forth the account numbers, type of account and locations of all bank accounts of the Borrower and its Subsidiaries.

                    Section 4.1.25.  Material Adverse Effect.  No Material Adverse Effect has occurred and there exists no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to result in a Material Adverse Effect.

                    Section 4.1.26.  Transactions with Affiliates.  Except as set forth on Exhibit 5.2.2, the Borrower and each Subsidiary have not engaged in any transaction or entered into any agreement with an Affiliate, except transactions which are in the ordinary course upon fair and reasonable terms and no less favorable to the Borrower or the Subsidiary than could be obtained on an arm's length basis.

ARTICLE V.

COVENANTS OF THE BORROWER

          Section 5.1.  Affirmative Covenants of the Borrower Other than Reporting Requirements.  From the date hereof and thereafter for so long as there is Indebtedness of the Borrower to any Lender and/or the Agent under any of the Financing Documents or any part of the Commitment is in effect, the Borrower will, with respect to itself and, unless noted otherwise below, with respect to each of its Subsidiaries, ensure that each Subsidiary will, unless the Majority Lenders shall otherwise consent in writing:

                    Section 5.1.1.  Payment of Taxes, etc.  Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding is pending and is not stayed, discharged or bonded within 30 days after commencement) the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserve or other provision has been made in accordance with GAAP, unless failure to pay could result in a Material Adverse Effect.

                    Section 5.1.2.  Maintenance of Insurance.  Maintain insurance in accordance with the Security Documents including, without limitation, casualty, liability and business interruption insurance reasonably acceptable to the Majority Lenders and, to the extent not covered by any of the Security Documents, with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties and in accordance with the requirements of any governmental agency having jurisdiction over the Borrower and/or any Subsidiary. The Borrower shall provide the Lenders with such evidence as the Agent may request from time to time as to the maintenance of all such insurance. In the event that the Borrower or any Subsidiary shall be entitled to receive any proceeds from any casualty insurance policies maintained by any of them on account of any interest of the Borrower and/or any Subsidiary in any property, which proceeds are in an aggregate amount in excess of $250,000 with respect to any occurrence or related series of occurrences in any 12-month period, such proceeds shall be received by the Agent and, to the extent that such proceeds result from a casualty to property of the Borrower and/or any Subsidiary, so long as no Default or Event of Default exists and is continuing and the Borrower elects to repair, replace or restore such property, such proceeds shall be released to the Borrower subject to reasonable procedures and conditions established by the Agent to the extent necessary to so repair, replace or restore such property within 3 months (or as soon as reasonably practicable if such restoration, replacement or repair is not susceptible to being completed within 3 months) from the date of receipt of such proceeds by the Agent and failing such application of said proceeds to so repair, replace or restore such property as provided above, such amounts shall be Extraordinary Receipts. Furthermore, with respect to all such amounts referenced in the immediately preceding sentence, the Agent shall have the right and is hereby constituted and appointed the true and lawful attorney irrevocable of the Borrower and each Subsidiary, in the name and stead of Borrower and each Subsidiary, but in the uncontrolled discretion of said attorney, (i) to adjust, sue for, compromise and collect any amounts due under such insurance policies in the event of loss and (ii) to give releases for any and all amounts received in settlement of losses under such policies; and the same shall, subject to Section 2.6.1.3 of this Agreement, at the option of the Agent, be applied, after first deducting the costs of collection, on account of any Indebtedness the payment of which is secured by any of the Financing Documents, whether or not then due, or, notwithstanding the claims of any subsequent lienor, be used or paid over to the Borrower in accordance with reasonable procedures established by the Agent for use in repairing or replacing any damaged or destroyed collateral under any of the Security Documents.

                    Section 5.1.3.  Preservation of Existence, etc.  Preserve and maintain in full force and effect its legal existence, and all material rights, franchises and privileges in the jurisdiction of its organization, preserve and maintain all material licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in the reasonable business judgment of the Borrower, desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or, in its reasonable business judgment, desirable in view of its business and operations and ownership of its properties except where the failure to so qualify will not have a Material Adverse Effect.

                    Section 5.1.4.  Compliance with Laws, etc.  Comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business including, without limitation, regulations of the United States Copyright Office, except where the failure to comply would not have a Material Adverse Effect.

                    Section 5.1.5.  Visitation Rights.  Permit, during normal business hours and upon the giving of reasonable notice, the Agent, the Lenders and any agents or representatives thereof, to examine and make copies of (at Borrower's cost and expense) and abstracts from the records and books of account of, and visit the properties of the Borrower and any Subsidiary to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with any of their partners, officers or management level employees and/or any independent certified public accountant of the Borrower and/or any Subsidiary.

                    Section 5.1.6.  Keeping of Records and Books of Account.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over the Borrower and/or any Subsidiary in question, reflecting all financial transactions.

                    Section 5.1.7.  Maintenance of Properties, etc.  Maintain and preserve all of its properties necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and in accordance with each of the Security Documents.

                    Section 5.1.8.  Intentionally Omitted

                    Section 5.1.9.  Other Documents, etc.  Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party, provided that so long as the Borrower or any Subsidiary is contesting any claimed default by it or them under any of the foregoing by proper proceedings conducted in good faith and for which any proper reserve or other provision in accordance with and to the extent required by GAAP has been made, such default shall not be deemed a violation of this covenant.

                    Section 5.1.10.  Minimum Fixed Charge Coverage Ratio.

                    (a) Maintain at the end of each fiscal quarter of the Borrower set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period; such Fixed Charge Coverage Ratio to be determined for the fiscal quarter then ending.

Borrower Fiscal Quarter(s) Ending	Minimum Ratio
9/30/02	2.75:1.00
12/31/02	3.25:1.00
3/31/03	1.10:1.00
6/30/03	1.75:1.00
9/30/03	1.60:1.00
12/31/03	2.20:1.00
3/31/04	1.65:1.00
6/30/04	1.85:1.00
9/30/04	1.65:1.00
12/31/04	2.10:1.00

                    (b) Maintain at the end of each fiscal year of the Borrower set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such fiscal year, such Fixed Charge Coverage Ratio to be determined for the four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Year Ending	Minimum Ratio
12/31/02	1.20:1.00
12/31/03	1.95:1.00
12/31/04	2.05:1.00

                    Section 5.1.10(A)

                    (a) Maintain for each fiscal quarter of the Borrower set forth below EBITDA of not less than the amount set forth below opposite such fiscal quarter, such EBITDA to be calculated for the fiscal quarter then ending.

Borrower Fiscal Quarter(s) Ending	Minimum EBITDA
3/31/02	$0
6/30/02	$1,100,000
9/30/02	$2,000,000
12/31/02	$2,500,000
3/31/03	$1,900,000
6/30/03	$2,500,000
9/30/03	$3,600,000
12/31/03 and each quarter thereafter	$3,500,000

                    (b) Maintain for each fiscal year of the Borrower set forth below, EBITDA of not less than the amount set forth below opposite such fiscal year, such EBITDA to be calculated for the four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Year Ending	Minimum EBITDA
12/31/02	$6,500,000
12/31/03	$13,000,000
12/31/04	$15,400,000

                    Section 5.1.11.  Minimum Quick Ratio.  Maintain at the end of each fiscal quarter of the Borrower in each period set forth below a ratio of (i) the sum of (w) cash on hand or on deposit in any bank or trust company which has not suspended business, (x) Cash Equivalent Investments (without duplication with (w)), (y) net outstanding amount of accounts receivable, less allowances for doubtful accounts and (z) unused borrowing availability under the Revolving Credit Loans to (ii) the sum of (x) Current Liabilities minus (y) the outstanding amount of the Revolving Credit Loans (only to the extent included in Current Liabilities) minus (z) current maturities of Indebtedness of not less than the ratio set forth below opposite such period:

Borrower Fiscal Quarter(s) Ending	Minimum Ratio
3/31/02 through 12/31/02	1.10:1.00
3/31/03 through 9/30/03	1.00:1.00
12/31/03 through 12/31/04	1.25:1.00

                    Each item described in clauses (i) and (ii) of this Section 5.1.11 shall be calculated as of the last day of the Borrower fiscal quarter and include only the item(s) in question of the Borrower and its Subsidiaries on a consolidated basis.

                    Section 5.1.12.  Maximum Ratio of Total Indebtedness for Borrowed Money to EBITDA.  (a) Maintain for each fiscal quarter of the Borrower in each period set forth below a ratio of (i) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis (exclusive of the Tranche B Loans) as of the last day of such fiscal quarter to (ii) EBITDA of not greater than the ratio set forth below for such period. For purposes of calculating such ratio, EBITDA shall be calculated for the fiscal quarter then ending multiplied by four (4).

Borrower Fiscal Quarter(s) Ending	Maximum Ratio
6/30/02	6.20:1.00
9/30/02	3.25:1.00
12/31/02	3.00:1.00
3/31/03 and 6/30/03	3.00:1.00
9/30/03 through 12/31/03	2.50:1.00
3/31/04 through 12/31/04	2.00:1.00

                    (b) Maintain for each fiscal year of the borrower in each period set forth below a ratio of (i) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal year to (ii) EBITDA of not greater than the ratio set forth below for such period. For purposes of calculating such ratio, EBITDA shall be calculated for the period of four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Year Ending	Maximum Ratio
12/31/02	4.00:1.00
12/31/03	2.50:1.00
12/31/04	2.00:1.00

                    Section 5.1.13.  Officer's Certificates and Requests.  Provide each Officer's Certificate required under this Agreement and each Request so that the statements contained therein are accurate and complete in all material respects.

                     Section 5.1.14.  Depository Accounts.  The Borrower and its Subsidiaries will enter into cash management arrangements satisfactory to the Lenders and the Agent. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to maintain all of their bank accounts (a) with the Agent, or (b) with financial institutions which have entered into agency account agreements in favor of the Agent ("Agency Account Agreements") in form and substance satisfactory to the Agent. The Borrower will not be required to enter into agency account agreements with respect to the bank accounts with banks in the United Kingdom and Japan, indicated as such on Exhibit 4.1.24, provided however the Borrower and its Subsidiaries shall at no time hold funds (i) in excess of $50,000 with respect to accounts in the United Kingdom and (ii) in excess of the amount set forth as required for Wells-CTI KK on the report delivered pursuant to Section 5.3.3(B) hereof with respect to accounts in Japan.

                     Section 5.1.15.  Chief Executive Officer.  Maintain John L. Dwight, Jr. as chief executive officer of the Borrower and as the Person with principal executive, operating and management responsibility for the Borrower's business or obtain a replacement of comparable experience and training in the Borrower's industry reasonably satisfactory to the Majority Lenders within 60 days of his ceasing to act in such capacity.

                     Section 5.1.16.  Notice of Purchase of Real Estate and Leases.  Promptly notify the Agent in the event that the Borrower shall purchase any real estate or enter into any lease of real estate or of equipment material to the operation of the Borrower's business, supply the Agent with a copy of the related purchase agreement or of such lease, as the case may be, and if requested by the Agent, execute and deliver, or cause to be executed and delivered, to the Agent for the benefit of the Lenders a deed of trust, mortgage, assignment or other document, together with landlord consents, in the case of leased property, reasonably satisfactory in form and substance to the Agent, granting a valid first Lien (subject to any Liens permitted under Section 5.2.1 hereof) on such real property or leasehold as security for the Financing Documents, all subject to the limitations of Section 5.2.17.

                     Section 5.1.17.  Additional Assurances.  From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as the Agent shall reasonably request for the purpose of implementing or effectuating the provisions of the Financing Documents, and upon the exercise by the Agent of any power, right, privilege or remedy pursuant to the Financing Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Agent may be so required to obtain.

                     Section 5.1.18.  Appraisals.  Permit the Agent and its agents, at any time and in the sole discretion of the Agent or at the request of the Majority Lenders, to conduct appraisals of the Borrower's business, the cost of which shall be borne by the Borrower. Prior to the occurrence of a Default or an Event of Default, Agent agrees to limit any such examinations to no more than one (1) such examination in any calendar year.

                     Section 5.1.19.  Environmental Compliance.  Comply strictly and in all material respects with the requirements of all federal, state, and local environmental laws; notify the Lenders promptly in the event of any spill of Hazardous Material materially affecting the Premises occupied by the Borrower from time to time; forward to the Lenders promptly any written notices relating to such matters received from any governmental agency; and pay promptly when due any uncontested fine or assessment against the Premises.

                     Section 5.1.20.  Remediation.  Immediately contain and remove any Hazardous Material found on the Premises in compliance with applicable laws and at the Borrower's expense, subject however, to the right of the Agent, at the Agent's option but at the Borrower's expense, to have an environmental engineer or other representative review the work being done.

                     Section 5.1.21.  Site Assessments.  Promptly upon the request of the Agent, based upon the Agent's reasonable belief that a material Hazardous Waste or other environmental problem exists with respect to any Premises, provide the Agent with a Phase I environmental site assessment report and, if Agent finds a reasonable basis for further assessment in such Phase I assessment, a Phase II environmental site assessment report, or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Agent.

                    Section 5.1.22.  Indemnity.  Indemnify, defend, and hold the Agent and the Lenders, their agents or employees and each Person, if any, who controls any of the Agent or the Lenders within the meaning of Section 15 of the Securities Act of 1933, as amended, and each and all and any of them (the "Indemnified Parties") harmless from and against any claim, cost, damage (including without limitation consequential damages), expense (including without limitation reasonable attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Borrower, any Subsidiary, and/or the Indemnified Parties transactions contemplated by this Agreement, or any of the Premises. The provisions of this Section shall continue in effect and shall survive (among other events), until the applicable statute of limitations has expired, any termination of this Agreement, foreclosure, a deed in lieu transaction, payment and satisfaction of the Obligations of Borrower, and release of any collateral for the Loans.

                    Section 5.1.23.  Trademarks, Copyrights, etc.  Concurrently with the acquisition of any trademark, tradename, copyright, patent or service mark collaterally assign and grant a first priority perfected Lien thereon to the Agent pursuant to documents in form and substance reasonably satisfactory to the Agent.

                    Section 5.1.24.  Minimum Interest Coverage Ratio.  (a) Maintain for each fiscal quarter of the Borrower in each period set forth below, an Interest Coverage Ratio of not less than the ratio set forth below opposite such period, such Interest Coverage Ratio to be determined for the fiscal quarter then ending.

Borrower Fiscal Quarter(s) Ending	Minimum Ratio
6/30/02	1.40:1.00
9/30/02 and each quarter thereafter	3.50:1.00

                    (b) Maintain for each fiscal year of the Borrower in each period set forth below, an Interest Coverage Ratio of not less than the ratio set forth below opposite such period, such Interest Coverage Ratio to be determined for the four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Year(s) Ending	Minimum Ratio
12/31/02	2.60:1.00
12/31/03 and 12/31/04	3.50:1.00

                    Section 5.1.25.  Intentionally Omitted

                    Section 5.1.26   Intentionally Omitted

                    Section 5.1.27   Intentionally Omitted

                    Section 5.1.28   Intentionally Omitted

          Section 5.2.  Negative Covenants of the Borrower.  From the date hereof and thereafter for so long as there is Indebtedness of the Borrower to any Lender and/or the Agent under any of the Financing Documents or any part of the Commitment is in effect, the Borrower will not, with respect to itself and, unless noted otherwise below, with respect to each of the Subsidiaries, will ensure that each such Subsidiary will not, without the prior written consent of the Majority Lenders:

                    Section 5.2.1.  Liens, etc.  Create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens:

                              Section 5.2.1.1.  For taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or if commenced not stayed, bonded or discharged within 30 days after commencement) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

                              Section 5.2.1.2.  Imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens, bankers' set off rights and other similar Liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP;

                              Section 5.2.1.3.  Arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                              Section 5.2.1.4.  Arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

                               Section 5.2.1.5.  Those set forth on Exhibit 1.8;

                               Section 5.2.1.6.  Those now or hereafter granted pursuant to the Security Documents or otherwise now or hereafter granted to the Agent for the benefit of the Lenders as collateral for the Loans and/or Borrower's other Obligations arising in connection with or under any of the Financing Documents;

                               Section 5.2.1.7.  Deposits to secure the performance of bids, trade contracts (other than for Borrowed Money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Borrower's or any Subsidiary's business;

                               Section 5.2.1.8.  Easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business by any Borrower or any Subsidiary;

                               Section 5.2.1.9.  Liens securing Indebtedness permitted to exist under Section 5.2.8.3; provided that the Lien securing any such Indebtedness is limited to the item of property purchased or leased in each case; and

                               Section 5.2.1.10.  UCC-1 financing statements filed solely for notice or precautionary purposes by lessors under operating leases which do not secure Indebtedness and which are limited to the items of equipment leased pursuant to the lease in question.

                    Section 5.2.2.  Assumptions, Guaranties, etc. of Indebtedness of Other Persons.  Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation or Indebtedness of any other Person, except:

                               Section 5.2.2.1.  Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                               Section 5.2.2.2.  Assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness and permitted by Section 5.2.8; and

                               Section 5.2.2.3.  Those set forth on Exhibit 5.2.2.

                    Section 5.2.3.  Acquisitions, Dissolution, etc.  Acquire, in one or a series of transactions, all or any substantial portion of the assets or ownership interests in another Person, or dissolve, liquidate, wind up, merge or consolidate or combine with another Person or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any material assets, whether now owned or hereafter acquired, or any of the Borrower's or any Subsidiary's interests in real property other than assets which are replaced within 30 days of any asset sale, assignment, lease or disposition with assets of like kind, usefulness and value.

                    Section 5.2.4.  Change in Nature of Business.  Make any material change in the nature of its business.

                    Section 5.2.5.  Ownership.  Cause or permit the occurrence of any Change of Control.

                    Section 5.2.6.  Sale and Leaseback.  Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at reasonable rents comparable to those paid for similar leasehold interests in the area.

                    Section 5.2.7.  Sale of Accounts, etc.  Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by the Borrower or any Subsidiary, with or without recourse, except in the ordinary course of the Borrower's or any Subsidiary's business.

                    Section 5.2.8.  Indebtedness.  Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

                              Section 5.2.8.1.  Indebtedness under the Financing Documents;

                              Section 5.2.8.2.  Indebtedness with respect to trade payable obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such person has set aside on its books adequate reserves therefor in accordance with and to the extent required by GAAP;

                              Section 5.2.8.3.  Indebtedness with respect to Capitalized Lease Obligations and purchase money Indebtedness with respect to real or personal property in an aggregate amount outstanding at any time not to exceed $1,000,000; provided that the amount of any purchase money Indebtedness does not exceed 90% of the lesser of the cost or fair market value of the asset purchased with the proceeds of such Indebtedness;

                              Section 5.2.8.4.  Unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $250,000;

                              Section 5.2.8.5.  Indebtedness listed on Exhibit 3.1.1.8;

                              Section 5.2.8.6.  Indebtedness owing by the Borrower to any Guarantor or by any Secured Domestic Subsidiary to the Borrower or any other Secured Domestic Subsidiary; provided, however, that any Indebtedness owing by the Borrower to any Affiliate shall only be permitted upon subordination terms and conditions reasonably acceptable to the Agent.

                              Section 5.2.8.7.  Indebtedness permitted by Section 5.2.2.

                              Section 5.2.8.8.  Indebtedness outstanding as a refinancing of Indebtedness permitted under another clause of this Section 5.2.8 other than Sections 5.2.8.2 or 5.2.8.8; provided that such Indebtedness as refinanced continues to qualify as permitted Indebtedness under the clause of this Section 5.2.8 under which the refinanced Indebtedness was permitted under this Section 5.2.8.

                              Section 5.2.8.9.  Intentionally Omitted

                              Section 5.2.8.10.  Indebtedness owing by Wells Japan to the Borrower or any Subsidiary not to exceed $2,000,000 in the aggregate outstanding at any one time (after taking into account and reduced by the amount of any Investments in Wells Japan under Section 5.2.12 (vi) hereof.

                              Section 5.2.8.11.  Intentionally Omitted

                    Section 5.2.9.  Other Agreements.  In a manner materially adverse to the Agent or any of the Lenders, amend any of the terms or conditions of its certificate of incorporation or bylaws (or comparable applicable charter and governance document), any subordination agreement or any indenture, agreement, document, note or other instrument evidencing, securing or relating to any other Indebtedness permitted under Section 5.2.8.

                    Section 5.2.10.  Prepayments of Indebtedness  Make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of or exchange of any Indebtedness other than the Loans.

                    Section 5.2.11.  Dividends, Payments and Distributions.  Other than dividends or distributions declared or paid by any Subsidiary to the Borrower, declare or pay any dividends, management fees or like fees or make any other distribution of cash or property or both (other than compensation for services rendered to the Borrower and/or any Subsidiary) or use any of its assets for payment, purchase, conversion, redemption, retention, acquisition or retirement of any beneficial interest in the Borrower or set aside or reserve assets for sinking or like funds for any of the foregoing purposes, make any other distribution by reduction of capital or otherwise in respect of any beneficial interest in the Borrower or permit any Subsidiary which is not a wholly-owned Subsidiary so to do.

                    Section 5.2.12.  Investments in or to Other Persons.  Make or commit to make any Investment in or to any other Person (including, without limitation, any Subsidiary) other than (i) advances to employees for business expenses not to exceed $50,000 in the aggregate outstanding for any one employee and not to exceed $250,000 in the aggregate outstanding at any one time to all such employees, (ii) other employee loans not to exceed $100,000 in the aggregate outstanding at any one time to all such employees, (iii) Cash Equivalent Investments, (iv) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code) and notes receivable, arising or acquired in the ordinary course of business, (v) Investments in Secured Domestic Subsidiaries, (vi) Investments in Wells Japan not to exceed $2,500,000 in the aggregate outstanding at any one time, and (vii) Investments described on Exhibit 5.2.2.

                    Section 5.2.13.  Transactions with Affiliates.  Except as contemplated by this Agreement, engage in any transaction or enter into any agreement with an Affiliate, or in the case of Affiliates or Subsidiaries, with the Borrower or another Affiliate or Subsidiary, except transactions which are in the ordinary course, upon fair and reasonable terms and no less favorable to the Borrower than could be obtained on an arm's length basis except as set forth on Exhibit 5.2.13.

                    Section 5.2.14.  Change of Fiscal Year, Accounting Policies.  Change its accounting policies, reporting practices or its fiscal year from that which was in effect on the Closing Date except as required by applicable regulatory bodies.

                     Section 5.2.15.  Subordination of Claims.  Subordinate any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.

                     Section 5.2.16.  Compliance with ERISA.  With respect to Borrower and any Commonly Controlled Entity (a) withdraw from or cease to have an obligation to contribute to, any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan, (c) except for any deficiency caused by a waiver of the minimum funding requirement under sections 412 and/or 418 of the Code, as described above, incur or suffer to exist any material "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code) of the Borrower or any Commonly Controlled Entity, whether or not waived, involving any Single Employer Plan, (d) incur or suffer to exist any Reportable Event or the appointment of a trustee or institution of proceedings for appointment of a trustee for any Single Employer Plan if, in the case of a Reportable Event, such event continues unremedied for ten (10) days after notice of such Reportable Event pursuant to sections 4043(a), (c) or (d) of ERISA is given, if in the reasonable opinion of the Majority Lenders any of the foregoing is likely to result in a material liability of the Borrower or any Commonly Controlled Entity, (e) permit the assets held under any Plan to be insufficient to protect all accrued benefits, (f) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of the Borrower or any Commonly Controlled Entity to PBGC by reason of termination of any such Plan or (g) cause or permit any Plan maintained by Borrower and/or any Commonly Controlled Entity to be out of compliance with ERISA. For purposes of this Section 5.2.16 "material liability" shall be deemed to mean any liability of Fifty Thousand Dollars ($50,000) or more in the aggregate.

                    Section 5.2.17.  Capital Expenditures.

                    (a) Incur Capital Expenditures during any fiscal quarter in excess of the amount set forth opposite such fiscal quarter in the table below. Such Capital Expenditures to be calculated for the fiscal quarter then ending.

Borrower Fiscal Quarter(s) Ending	Maximum Capital Expenditures
3/31/02	$600,000
6/30/02	$1,000,000
9/30/02	$800,000
12/31/02	$1,200,000
3/31/03 through 9/30/03	$1,000,000
12/31/03	$800,000
3/31/04 through 12/31/04	$1,200,000

                    (b) Incur Capital Expenditures during any fiscal year in excess of the amount set forth opposite such fiscal year in the table below. Such Capital Expenditures to be calculated for the period of four (4) consecutive fiscal quarters then ending.

Borrower Fiscal Year Ending	Maximum Capital Expenditures
12/31/02	$4,000,000
12/31/03	$4,200,000
12/31/04	$4,500,000

                    Subject to the foregoing, the Borrower shall make its Capital Expenditures substantially in accordance with and for the purposes outlined in the Budget for the Borrower fiscal year in question.

                    Section 5.2.18.  Hazardous Waste.  Become involved, or permit, to the extent reasonably possible after the exercise by the Borrower of reasonable due diligence and preventive efforts, any tenant of its real property to become involved, in any operations at such real property generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on the Borrower or the Agent or any Lender, or any such real property of any material liability or Lien under any environmental laws.

                    Section 5.2.19.  Other Restrictions on Liens.  Enter into any agreement or otherwise agree to or grant any restriction substantially similar to the provisions of Section 5.2.1 hereof or which would otherwise have the effect of prohibiting, restricting, impeding or interfering with the creation subsequent to the Closing Date of Liens to secure the Obligations.

                    Section 5.2.20.  Limitation on Creation of Subsidiaries, etc.  Establish, create or acquire any Subsidiary or become the general partner in any general partnership, except for (i) any such Subsidiary which becomes a Secured Domestic Subsidiary or (ii) any Subsidiaries which do not become Secured Domestic Subsidiaries so long as the assets owned or held by any such Subsidiaries in the aggregate do not exceed five percent (5%) of the total assets of the Borrower.

                    Section 5.2.21.  Limitation on Cash Held.  At any time have cash or cash equivalents in excess of $1,000,000 in the aggregate for the Borrower and its Subsidiaries.

                    Section 5.2.22.  Bank Accounts.  Establish any bank accounts other than those listed on Exhibit 4.1.24 without the Agent's prior written consent; violate any Agency Account Agreement or other bank agency agreement in favor of the Agent for the benefit of the Lenders and the Agent; or deposit into any of the payroll accounts listed on Exhibit 4.1.24 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

                    Section 5.3.  Reporting Requirements.  From the date hereof and thereafter for so long as the Borrower is indebted to any Lender and/or the Agent under any of the Financing Documents, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Agent for distribution to the Lenders:

                              Section 5.3.1.  As soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, continuing on the date of such statement, the written statement of an Authorized Representative setting forth details of such Event of Default or Default and the actions which the Borrower has taken and proposes to take with respect thereto;

                              Section 5.3.2.  As soon as practicable after the end of each Borrower fiscal year and in any event within 90 days after the end of each such fiscal year, consolidated and consolidating balance sheets of the Borrower and any Subsidiaries as at the end of such year, and the related statements of income and cash flows or shareholders' equity of the Borrower and any Subsidiaries setting forth in each case the corresponding figures for the preceding fiscal year, such statements to be certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Majority Lenders, to be accompanied by a true copy of said auditors' management letter, if one was provided to the Borrower, and to contain a statement to the effect that such accountants have examined Sections 5.1.10 through 5.1.13 and 5.2.17 and that no Default or Event of Default exists on account of Borrower's failure to have been in compliance therewith on the date of such statement;

                              Section 5.3.3.  As soon as is practicable after the end of each fiscal quarter of each Borrower fiscal year and in any event within 30 days thereafter, consolidated balance sheets of the Borrower and any Subsidiaries as of the end of such period and the related statements of income and cash flows and shareholders' equity of the Borrower and any Subsidiaries, subject to changes resulting from year-end adjustments, together, subject to Section 5.3.7, with a comparison to the Budget for the applicable period, such balance sheets and statements to be prepared and certified by an Authorized Representative in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form reasonably satisfactory to the Agent;

                               Section 5.3.3(A)  As soon as practicable at the end of each month during the term hereof and in any event within 30 days thereafter; consolidated balance sheets (such balance sheets to identify the then outstanding principal amount of the Revolving Credit Loans, the face amount of any Letters of Credit, and the then outstanding principal amount of the Term Loan) of the Borrower and its Subsidiaries as of the end of such period and the related statements of income (such income statements to identify sales by product segment, include a line item reporting EBITDA, and to set forth each line item as a percentage of sales) and cash flows and shareholders' equity of the Borrower and any Subsidiaries, subject to changes resulting from year-end adjustments, together with a comparison to the same such period in the immediately prior fiscal year, such balance sheets and statements to be prepared and certified by an Authorized Representative in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form reasonably satisfactory to the Agent.

                               Section 5.3.3(B)  On a weekly basis, a rolling forecast of the cash flows of the Borrower and its Subsidiaries for the thirteen (13) week period commencing at the beginning of such week; together with a comparison to forecast results previously delivered to the Agent and the Lenders, such forecast to be in form and substance acceptable to the Agent and the Lenders.

                               Section 5.3.3(C)  On a biweekly basis, a report detailing the current backlog of product shipments for the Borrower and its Subsidiaries.

                               Section 5.3.4.  Simultaneously with the furnishing of each of the year-end consolidated and consolidating financial statements of the Borrower and any Subsidiaries to be delivered pursuant to Section 5.3.2 and each of the consolidated quarterly statements of the Borrower and the Subsidiaries to be delivered pursuant to Section 5.3.3 an Officer's Certificate of an Authorized Representative which shall contain a statement in the form of Exhibit 3.1.1.10 to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such Officer's Certificate shall disclose the nature thereof and the actions the Borrower has taken and prepare to take with respect thereto. Each such Officer's Certificate shall also contain a calculation of and certify to the accuracy of the amounts required to be calculated in the financial covenants of the Borrower contained in this Agreement and described in Exhibit 3.1.1.10;

                                Section 5.3.5.  Promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower and/or any Subsidiary;

                                Section 5.3.6.  Intentionally Omitted

                                Section 5.3.7.  On or before February 15 of each year, an updated proposed budget, prepared on a quarterly basis, and updated financial projections for the Borrower and any Subsidiaries on a consolidated basis (together, the "Budget") for such fiscal year, setting forth in detail reasonably satisfactory to the Agent the projected results of operations of the Borrower and any Subsidiaries on a consolidated quarterly basis, detailed Capital Expenditures plan and stating underlying assumptions and accompanied by a written statement of an Authorized Representative certifying as to the approval of such Budget by Borrower's board of directors.

                                Section 5.3.8.  Such other information respecting the Business Condition of the Borrower or any Subsidiaries as the Agent or any Lender may from time to time reasonably request;

                                Section 5.3.9.  Written notice of the fact and of the details of any filing with the Securities and Exchange Commission of a Schedule 13(d) disclosure statement, given promptly after the Borrower acquires knowledge thereof; provided, however, that this clause shall not be deemed to constitute or imply any consent to any such sale or transfer;

                                Section 5.3.10.  Prompt written notice of loss of any key personnel (as listed in the most recent proxy statement filed by the Borrower) or any Material Adverse Effect and an explanation thereof and of the actions the Borrower and/or such Subsidiary propose to take with respect thereto; and

                                Section 5.3.11.  Written notice of the following events, as soon as possible and in any event within 15 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to any Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Multiemployer Plan and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (a) an Officer's Certificate setting forth details as to such Reportable Event and the action that the Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or b) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be.

ARTICLE VI.

EVENTS OF DEFAULT

          Section 6.1.  Events of Default.  The Borrower shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events ("Events of Default"):

                    Section 6.1.1.  If the Borrower shall fail to make due and punctual payment of any principal, fees, interest and/or other amounts payable under this Agreement as provided in any Note and/or in this Agreement when the same is due and payable except that it shall not be an Event of Default if (a) any interest or principal are paid within 2 Business Days after they are due and payable and (b) any fees and/or other amounts are paid within 5 Business Days after they are due and payable, whether at the due date thereof or at a date fixed for prepayment or if the Borrower shall fail to make any such payment of fees, interest, principal and/or any other amount under this Agreement and/or under any Note on the date when such payment becomes due and payable by acceleration;

                    Section 6.1.2.  If the Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if partnership or corporate action shall be taken for the purpose of effecting any of the foregoing; or

                    Section 6.1.3.  To the extent not described in Section 6.1.2, (i) if the Borrower or any Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) if any proceeding against any of them seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced, or (iii) if any trustee, receiver or liquidator of any of them or of all or any substantial part of any or all of their properties shall be appointed without their consent or acquiescence; provided that in any of the cases described above in this Section 6.1.3, such proceeding or appointment shall not be an Event of Default if the Borrower or the Subsidiary in question shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within sixty (60) days after commencement thereof; or

                    Section 6.1.4.  If final judgment or judgments aggregating more than $500,000 shall be rendered against the Borrower or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of thirty (30) days (whether or not consecutive) after entry thereof, or

                    Section 6.1.5.  If the Borrower or any Subsidiary shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate $500,000 (other than the Loans), or if any default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness, which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof; or

                    Section 6.1.6.  If there shall be a default in the performance of the Borrower's obligations under Section 5.1.3 (insofar as such Section requires the preservation of the corporate existence of the Borrower or any Subsidiary), any of Sections 5.1.2, 5.1.10 through 5.1.13, 5.1.15, 5.1.24, or Section 5.2 of this Agreement or under any covenant, representation or warranty contained in any of the Security Documents for which no cure period is provided in such Security Document; or

                    Section 6.1.7.  If there shall be any Default in the performance of any covenant or condition contained in this Agreement or in any of the other Financing Documents to be observed or performed pursuant to the terms hereof or any Financing Document, as the case may be, other than a covenant or condition referred to in any other subsection of this Section 6.1 and such Default shall continue unremedied or unwaived, (i) in the case of any covenant or condition contained in Section 5.3, for fifteen (15) Business Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for thirty (30) days, or (iii) in the case of any other covenant or condition for which another grace period is provided, for such grace period, or (iv) if any of the representations and warranties made or deemed made by the Borrower to the Agent and/or any Lender pursuant to any of the Financing Documents proves to have been false or misleading in any material respect when made and such falseness or misleading representation or warranty would be reasonably likely to have a material adverse effect on the Agent or any Lender or their rights and remedies or a Material Adverse Effect; or

                    Section 6.1.8.  If there shall be any attachment of any deposits or other property of the Borrower and/or any Subsidiary in the possession of any Lender or any attachment of any other property of the Borrower and/or any Subsidiary in an amount exceeding $500,000, which shall not be discharged, vacated or stayed within thirty (30) days of the date of such attachment;

                    Section 6.1.9.  Any certification of the financial statements, furnished to the Agent pursuant to Section 5.3.2, shall contain any qualification; provided, however, that such qualifications will not be deemed an Event of Default if in each case (i) such certification shall state that the examination of the financial statements covered thereby was conducted in accordance with generally accepted auditing standards, including but not limited to all such tests of the accounting records as are considered necessary in the circumstances by the independent certified public accountants preparing such statements, (ii) such financial statements were prepared in accordance with GAAP and (iii) such qualification does not involve the "going concern" status of the entity being reported upon; or

  ARTICLE VII.

REMEDIES OF LENDERS

          Section 7.1

          Upon the occurrence and during the continuance of any one or more of the Events of Default, the Agent, at the request of the Majority Lenders, shall, by written notice to the Borrower, declare the obligation of the Lenders to make or maintain the Loans to be terminated, whereupon the same and the Commitment shall forthwith terminate, and the Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, declare the entire unpaid principal amount of the Loans and each Note and all fees and interest accrued and unpaid thereon and/or under this Agreement, and/or any of the other Financing Documents and any and all other Indebtedness under this Agreement, each Note and/or any of the other Financing Documents to the Agent and/or any of the Lenders and/or to any holder of all or any portion of each Note to be forthwith due and payable, whereupon each Note, and all such accrued fees and interest and other such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Sections 6.1.2 or 6.1.3, all of the unpaid principal amount of each Note, all fees and interest accrued and unpaid thereon and/or under this Agreement and/or under any of the other Financing Documents and any and all other such Indebtedness of the Borrower to any of the Lenders and/or to any such holder shall thereupon be due and payable in full without any need for the Agent and/or any Lender to make any such declaration or take any action and the Lenders' obligations to make the Loans shall simultaneously terminate. The Agent shall, in accordance with the votes of the Majority Lenders, exercise all remedies on behalf of and for the account of each Lender and on behalf of its respective Pro Rata Share of the Loans, its Notes and Indebtedness of the Borrower owing to it or any of the foregoing, including, without limitation, all remedies available under or as a result of this Agreement, the Notes or any of the other Financing Documents or any other document, instrument or agreement now or hereafter securing any Note without any such exercise being deemed to modify in any way the fact that each Lender shall be deemed a separate creditor of the Borrower to the extent of its Notes and Pro Rata Share of the Loans and any other amounts payable to such Lender under this Agreement and/or any of the other Financing Documents and the Agent shall be deemed a separate creditor of the Borrower to the extent of any amounts owed by the Borrower to the Agent.

          Section 7.2.  Distribution of Collateral Proceeds.

          If, following the occurrence or during the continuance of any Event of Default, the Agent or any Lender, as the case may be receives any monies in connection with the enforcement of any of the Financing Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent (i) in connection with the collection of such monies by the Agent, (ii) for the exercise, protection, or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Loan Agreement or any of the other Financing Documents, (iii) any cash management services provided to the Borrower and its Subsidiaries (including, but not limited to, losses and costs associated with the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or in connection with the provisional honoring of funds transfers, checks or other items), (iv) fees owing pursuant to Section 9.7 and (v) in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to fees and interest then owing with respect to the A-1 Revolving Credit Loans pro rata among the A-1 Revolving Credit Lenders;

          (c) Third, to the outstanding principal amounts of the A-1 Revolving Credit Loans pro rata among the A-1 Revolving Credit Lenders;

          (d) Fourth, to fees and interest then owing with respect to the A-2 Revolving Credit Loans and the A Term Loan pro rata among the A-2 Revolving Credit Lenders and the A Term Lenders;

          (e) Fifth, to the outstanding principal amounts of the A-2 Revolving Credit Loans and the principal amount of the A Term Loan pro rata among the A-2 Revolving Credit Lenders and the A Term Lenders;

          (f) Sixth, to interest and principal then owing with respect to the B-1 Term Loan pro rata among the B-1 Term Lenders; and

          (g) Seventh, to interest and principal then owing with respect to the B-2 Term Loan pro rata among the B-2 Term Lenders.

          (h) Eighth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to payment of any obligations required to be paid pursuant to Section 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (i) Ninth, the excess, if any, shall be returned to the Borrower or such other Persons as are entitled thereto.

ARTICLE VIII.

AGENT

          Section 8.1.  Appointment.  The Agent is hereby appointed as administrative and collateral agent hereunder and each Lender hereby authorizes the Agent to act under the Financing Documents as its Agent hereunder act as such upon the express conditions and the Lenders contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agent, and, except as expressly provided in Section 8.6, neither the Borrower nor any third party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Financing Documents to which the Agent is a party, the Agent shall act solely as Agent of the Lenders and does not assume nor shall the Agent be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower, any Affiliate or any Subsidiary.

          Section 8.2.  Powers; General Immunity.

                    Section 8.2.1.  Duties Specified.  Each Lender irrevocably authorizes the Agent to take such action on such Lender's behalf, including, without limitation, to execute and deliver the Financing Documents to which the Agent is a party and to exercise such powers hereunder and under the Financing Documents and other instruments and agreements referred to herein as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement or in any of the Financing Documents and may perform such duties by or through its agents or employees. The duties of the Agent shall be mechanical and administrative in nature; and the Agent shall not have by reason of this Agreement or any of the Financing Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the Security Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Financing Documents or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

                    Section 8.2.2.  No Responsibility For Certain Matters.  The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Financing Documents or any other document, instrument or agreement now or hereafter executed in connection herewith or therewith, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith by or on behalf of the Borrower, and/or any Subsidiary to the Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

                    Section 8.2.3.  Exculpatory Provisions.  Notwithstanding anything to the contrary in this Loan Agreement: neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted hereunder or under any of the Financing Documents, or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If the Agent shall request instructions from Lenders with respect to any action (including the failure to take an action) in connection with any of the Financing Documents, the Agent shall be entitled to refrain from taking such action unless and until the Agent, shall have received instructions from the Majority Lenders (or all of the Lenders if the action requires their consent). Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and/or any Subsidiary), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under any of the Financing Documents or the other instruments and agreements referred to herein in accordance with the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent). The Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under any of the Financing Documents or the other instruments and agreements referred to herein unless and until it has obtained the instructions of the Majority Lenders (or all of the Lenders if the action requires their consent).

                     Section 8.2.4.  Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Fleet in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Commitment, Fleet shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Fleet in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower, or any Affiliate or Subsidiary as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower and/or any of such other Persons for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

          Section 8.3.  Representations and Warranties; No Responsibility for Appraisal of Creditworthiness.  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and any Subsidiaries of any of them in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and the Subsidiaries. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of any Loan or any time or times thereafter (except for information received by the Agent under Section 5.3 hereof which the Agent will promptly forward to the Lenders), and the Agent shall further not have any responsibility with respect to the accuracy of or the completeness of the information provided to any of the Lenders.

          Section 8.4.  Right to Indemnity.  Each Lender severally agrees to indemnify the Agent proportionately to its Pro Rata Share of the Loans, to the extent the Agent shall not have been reimbursed by or on behalf of the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement and/or any of the other Financing Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

          Section 8.5.  Payee of Note Treated as Owner.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange for such Note.

          Section 8.6.  Resignation by Agent.

                    Section 8.6.1.  The Agent may resign from the performance of all its functions and duties under the Financing Documents at any time by giving 30 days' prior written notice to the Borrower and each of the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent, of appointment pursuant to Sections 8.6.2 and 8.6.3 below or as otherwise provided below.

                    Section 8.6.2.  Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent, who shall be a Lender and, so long as no Default or Event of Default exists and is continuing, who shall be reasonably satisfactory to the Borrower and in any event shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least Five Hundred Million Dollars ($500,000,000).

                    Section 8.6.3.  If a successor Agent shall not have been so appointed within said 30 day period, the resigning Agent, with the consent of the Borrower, which shall not be unreasonably withheld or delayed, shall then appoint a successor Agent, who shall be a Lender and who shall serve as the Agent, until such time, if any, as the Majority Lenders, and so long as no Default or Event of Default exists and is continuing, with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Agent as provided above.

                    Section 8.6.4.  If no successor Agent has been appointed pursuant to Sections 8.6.2 or 8.6.3 by the 40th day after the date such notice of resignation was given by the resigning Agent, the resigning Agent's resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the resigning Agent under the Financing Documents including without limitation directing the Borrower on how to submit Requests and Interest Rate Elections and otherwise on administration of the Agent's duties under the Financing Documents and the Borrower shall comply therewith so long as such directions do not have a Material Adverse Effect on the Borrower or any Subsidiary until such time, if any, as the Majority Lenders, and so long as no Default or Event of Default exists and is continuing, with the consent of the Borrower, which shall not be unreasonably withheld or delayed, appoint a successor Agent, as provided above.

          Section 8.7.  Successor Agent.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent, shall be discharged from its duties and obligations as the Agent under the Financing Documents. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Financing Documents.

ARTICLE IX.

MISCELLANEOUS

          Section 9.1.  Consent to Jurisdiction and Service of Process.

                    Section 9.1.1.  Except to the extent prohibited by applicable law, the Borrower irrevocably:

                              Section 9.1.1.1.  agrees that any suit, action, or other legal proceeding arising out of any of the Financing Documents or any of the Loans may be brought in the courts of record of The Commonwealth of Massachusetts or any other state(s) in which any of the Borrower's assets are located or the courts of the United States located in The Commonwealth of Massachusetts or any other state(s) in which any of the Borrower's assets are located;

                              Section 9.1.1.2.  consents to the jurisdiction of each such court in any such suit, action or proceeding; and

                              Section 9.1.1.3.  waives any objection which it may have to the laying of venue of such suit, action or proceeding in any of such courts.

          For such time as any of the Indebtedness of the Borrower to any Lender and/or the Agent shall be unpaid in whole or in part and/or the Commitment is in effect, the Borrower irrevocably designates the registered agent or agent for service of process of the Borrower as reflected in the records of the Secretary of State of The Commonwealth of Massachusetts as its registered agent, and, in the absence thereof, the Secretary of State of The Commonwealth of Massachusetts as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower by registered or certified mail shall be taken and held to be valid personal service upon the Borrower regardless of where the Borrower shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agent shall, within three (3) Business Days after such service, be sent by the method provided therefor under Section 9.6 to the Borrower at its address set forth in this Agreement. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT AND/OR THE LENDERS WITH RESPECT TO THE FINANCING DOCUMENTS AND/OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

          Section 9.2.  Rights and Remedies Cumulative.  No right or remedy conferred upon or reserved to the Agent and/or the Lenders in any of the Financing Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under any of the Financing Documents or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under any of the Financing Documents, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          Section 9.3.  Delay or Omission not Waiver.  No delay in exercising or failure to exercise by the Agent and/or the Lenders of any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or an acquiescence therein. Every right and remedy given by any of the Financing Documents or by law to the Agent and/or any of the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Agent and/or any of the Lenders.

          Section 9.4.  Certain Waivers.  (a) The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of any of the Financing Documents; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent and/or any of the Lenders, but will suffer and permit the execution of every such power as though no such law had been enacted, except to the extent the Agent or any Lender is guilty of willful misconduct or gross negligence.

          (b) By their signatures below, the Borrower and each of the Guarantors expressly waive any and all rights or defenses arising by reason of (i) any "one action" or "anti-deficiency" law which would otherwise prevent the Agent or the Lenders from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off) against the Guarantors before or after the Agent's or the Lenders' commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Agent or any Lender.

          Section 9.5.  Amendments, etc.  No amendment, modification, termination, or waiver of any provision of any of the Financing Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in a written notice given to the Borrower by the Agent and consented to in writing by the Majority Lenders (or by the Agent acting alone if any specific provision of this Agreement provides that the Agent, acting alone, may grant such amendment, modification, termination, waiver or departure) and the Agent shall give any such notice if the Majority Lenders so consent or direct the Agent to do so; provided, however, that any such amendment, modification, termination, waiver or consent shall require a written notice given to the Borrower by the Agent and consented to in writing by all of the Lenders if the effect thereof is to (i) change any of the provisions affecting the interest rate on the Loans, (ii) extend or modify the Commitment, (iii) discharge or release the Borrower from its obligation to repay all principal due under the Loans or release any collateral or guaranty for the Loans, (iv) change any Lender's Pro Rata Share of the Commitment or the Loans, (v) modify this Section 9.5, (vi) change the definition of Majority Lenders, (vii) extend any scheduled due date for payment of principal, interest or fees (viii) modify Section 2.6.1.1A and or Section 7.2 or (ix) permit the Borrower to assign any of its rights under or interest in this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or modification of this Agreement must be signed by the Borrower, the Agent and at least all of the Lenders consenting thereto who shall then hold the Pro Rata Shares of the Loans required for such amendment or modification under this Section 9.5 and the Agent shall sign any such amendment if such Lenders so consent or direct the Agent to do so provided that any Lender dissenting therefrom shall be given an opportunity to sign any such amendment or modification. Any amendment to, waiver or modification of Section 2.1.0 or Section 3.1 (as it relates to the A-1 Revolving Credit Loans) must be consented to by all of the A-1 Revolving Credit Lenders. Any amendment to Article 8 or Section 2.1.1(c) must be consented to by the Agent. Any amendment of any of the Security Documents must be signed by each of the parties thereto. No notice to or demand on the Borrower and no consent, waiver or departure from the terms of this Agreement granted by the Agent and/or the Lenders in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 9.6.  Addresses for Notices, etc.  All notices, requests, demands and other communications provided for hereunder (other than those which, under the terms of this Agreement, may be given by telephone, which shall be effective when received verbally) shall be in writing (including telecopied communication) and mailed (provided that in the case of items referred to in the next-to-last sentence of Section 9.1 and the items set forth below as requiring a copy to legal counsel for the Borrower, the Agent or a Lender, such items shall be mailed by overnight courier for delivery the next Business Day), telecopied or delivered to the applicable party at the addresses indicated below:

          If to the Borrower:

          PCD Inc.
          2 Technology Drive
          Peabody, Massachusetts 01960-7977
         Attention: John L. Dwight, Jr.
         Telecopy: (978) 532-6800

         With a copy to (if given pursuant to any of Sections 5.3.1, 5.3.5, 5.3.9, 5.3.10 and 5.3.11):

          Hill & Barlow, A Professional Corporation
          One International Place
          Boston, Massachusetts 02110-2607
         Attention: Thomas C. Chase, Esq.
         Telecopy: (617) 428-3500

          If to Fleet National Bank as the Agent and/or a Lender:

Fleet National Bank
100 Federal Street
Mail Stop: MADE10006A
Boston, MA 02110
Attention: Corinne Barrett
Telephone: 617-434-0946
Telecopier: 617-434-4775

With a copy to (if given pursuant to any of Sections 5.3.1, 5.3.5, 5.3.9, 5.3.10 and 5.3.11)

Bingham Dana LLP
150 Federal Street
Boston, MA 02110
Attention: Jonathan K. Bernstein, Esq.
Telephone: 617-951-8630
Telecopier: 617-951-8736

          If to any other Lender, to the address set forth on Exhibit 1.9.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when received. Requests, certificates, other items provided pursuant to Section 5.3 and other routine mailings or notices need not be accompanied by a copy to legal counsel for the Lenders or the Borrower.

          Section 9.7.  Costs, Expenses and Taxes.  The Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of Bingham Dana LLP, counsel for the Agent and of any local counsel retained by the Agent in connection with the preparation, execution, delivery and administration (excluding expenses of any Lender's sale of a participation in or sale or assignment of all or a portion of such Lender's Commitment or Loans other than any such sale pursuant to Sections 2.2.3 or 2.9.7) of the Financing Documents and the Loans. The Borrower authorizes the Agent and each of the Lenders to debit any account maintained by the Borrower or any of its Subsidiaries with such Lender for any fees, expenses, or other amounts due and payable by the Borrower and its Subsidiaries hereunder or under any of the Financing Documents. The Borrower agrees to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees and any reasonable expenses in connection with an examination of collateral) incurred by the Agent and/or any Lender, upon or after the occurrence and during the continuance of any Default or Event of Default, if any, in connection with the enforcement of any of the Financing Documents and any amendments, waivers, or consents with respect thereto. In addition, the Borrower shall pay on demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Financing Documents, and agrees to save the Lenders and the Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees, except those resulting from the Lenders' or Agent's gross negligence or willful misconduct.

          Section 9.8.  Participations.  Subject to compliance with the proviso in the first sentence of Section 9.11, any Lender may sell participations in all or part of the Loans made by it and/or its Pro Rata Share of the Commitment or any other interest herein to a financial institution having at least $500,000,000 of assets, in which event the participant shall not have any rights under any of the Financing Documents (the participant's rights against such Lender in respect of that participation to be those set forth in the Agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation. Such Lender may furnish any information concerning the Borrower and any Subsidiary in the possession of such Lender from time to time to participants (including prospective participants); provided that such Lender and any participant comply with the proviso in Section 9.11.7 as if any such participant was a Substituted Lender.

          Section 9.9.  Binding Effect, Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders. This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Loans, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents or any other Indebtedness of the Borrower to the Agent and/or any Lender remains unpaid or the Commitment remains outstanding; provided, however, that Sections 2.2.3, 9.7 and 9.13 shall, except to the extent agreed to in a pay-off letter by the Agent and the Lenders in their complete discretion, survive and remain in full force and effect for 90 days following repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness.

          Section 9.10.  Actual Knowledge.  For purposes of this Agreement, neither the Agent nor any Lender shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for the Borrower's account established pursuant to this Agreement at the Agent or such Lender, shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by the Agent or such Lender in accordance with Section 9.6.

          Section 9.11.  Substitutions and Assignments.  Upon the request of any Lender, the Agent and such Lender may assign all or any portion of its Pro Rata Share of each Commitment and the corresponding Loans, without the prior consent of the Borrower, to (i) a Federal Reserve Bank, (ii) an Affiliate and (iii) another Lender, and in all other instances only with the prior consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, and may, subject to the terms and conditions hereinafter set forth, take the actions set forth below to substitute one or more financial institutions having at least $500,000,000 in assets (a "Substituted Lender") as a Lender or Lenders hereunder having an amount of the Loans as specified in the relevant Substitution Agreement executed in connection therewith; provided that no Lender, Selling Lender or Substituted Lender shall have a Pro Rata Share of the Commitment and the Loans in the aggregate of less than $5,000,000 and Fleet and/or its Affiliates shall retain for their own account at least 15% of the Commitment. Any Lender that is a fund that invests in bank loans may at any time pledge all or any portion of its interests and rights with respect to the A Term Note, the B-1 Term Note, or the B-2 Term Note to any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities, provided that any foreclosure or similar action by such trustee or other representative shall be subject to the other provisions of this Section 9.

                    Section 9.11.1.  In connection with any such substitution the Substituted Lender and the Agent shall enter into a Substitution Agreement in the form of Exhibit 9.11.1 hereto (a "Substitution Agreement") pursuant to which such Substituted Lender shall be substituted for the Lender requesting the substitution in question (any such Lender being hereinafter referred to as a "Selling Lender") to the extent of the reduction in the Selling Lender's portion of the Loans specified therein. In addition, such Substituted Lender shall assume such of the obligations of each Selling Lender under the Financing Documents as may be specified in such Substitution Agreement and this Agreement shall be amended by execution and delivery of each Substitution Agreement to include such Substituted Lender as a Lender for all purposes under the Financing Documents and to substitute for the then existing Exhibit 1.9 to this Agreement a new Exhibit 1.9 in the form of Schedule A to such Substitution Agreement setting forth the portion of the Loans belonging to each Lender following execution thereof. Each Lender and the Borrower shall countersign and accept delivery of each Substitution Agreement. Each Lender shall be responsible for the payment of its legal fees, if any, in connection with any such substitution and assignment.

                    Section 9.11.2.  Without prejudice to any other provision of this Agreement, each Substituted Lender shall, by its execution of a Substitution Agreement, agree that neither the Agent nor any Lender is any way responsible for or makes any representation or warranty as to: (a) the accuracy and/or completeness of any information supplied to such Substituted Lender in connection therewith, (b) the financial condition, creditworthiness, affairs, status or nature of the Borrower and/or any of the Subsidiaries or the observance by the Borrower, or any other party of any of its obligations under this Agreement or any of the other Financing Documents or (c) the legality, validity, effectiveness, adequacy or enforceability of any of the Financing Documents.

                   Section 9.11.3.  The Agent shall be entitled to rely on any Substitution Agreement delivered to it pursuant to this Section 9.11 which is complete and regular on its face as to its contents and appears to be signed on behalf of the Substituted Lender which is a party thereto, and the Agent shall have no liability or responsibility to any party as a consequence of relying thereon and acting in accordance with and countersigning any such Substitution Agreement. The effective date of each Substitution Agreement shall be the date specified as such therein and each Lender prior to such effective date shall, for all purposes hereunder, be deemed to have and possess all of their respective rights and obligations hereunder up to 12:00 o'clock Noon on the effective date thereof.

                    Section 9.11.4.  Upon delivery to the Agent of any Substitution Agreement pursuant to and in accordance with this Section 9.11 and acceptance thereof by the Agent (which delivery shall be evidenced and accepted exclusively and conclusively by the Agent's countersignature thereon pursuant to the terms hereof without which such Substitution Agreement shall be ineffective): (i) except as provided hereunder and in Section 9.11.5, the respective rights of each Selling Lender and the Borrower against each other under the Financing Documents with respect to the portion of the Loans being assigned or delegated shall be terminated and each Selling Lender and the Borrower shall each be released from all further obligations to the other hereunder with respect thereto (all such rights and obligations to be so terminated or released being referred to in this Section 9.11 as "Discharged Rights and Obligations"); and (ii) the Borrower and the Substituted Lender shall each acquire rights against each other and assume obligations towards each other which differ from the Discharged Rights and Obligations only in so far as the Borrower and the Substituted Lender have assumed and/or acquired the same in place of the Selling Lender in question; and (iii) the Agent, the Substituted Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Substituted Lender been an original party to this Agreement as a Lender possessing the Discharged Rights and Obligations acquired and/or assumed by it in consequence of the delivery of such Substitution Agreement to the Agent.

                    Section 9.11.5.  Discharged Rights and Obligations shall not include, and there shall be no termination or release pursuant to this Section 9.11 of (i) any rights or obligations arising pursuant to any of the Financing Documents in respect of the period or in respect of payments hereunder made during the period prior to the effective date of the relevant Substitution Agreement or, (ii) any rights or obligations relating to the payment of any amount which has fallen due and not been paid hereunder prior to such effective date or rights or obligations for the payment of interest, damages or other amounts becoming due hereunder as a result of such nonpayment.

                    Section 9.11.6.  With respect to any substitution of a Substituted Lender taking place after the Effective Date, the Borrower shall issue to such Substituted Lender and to such Selling Lender, new Notes reflecting the inclusion of such Substituted Lender as a Lender and the reduction in the respective Loans of such Selling Lender, such new Notes to be issued against receipt by the Borrower of the existing Notes of such Lender. The Selling Lender or the Substituted Lender shall pay to the Agent for its own account an assignment fee in the amount of $2,500 for each assignment hereunder, which shall be payable at or before the effective date of the assignment.

                    Section 9.11.7.  Each Lender may furnish to any financial institution having at least $500,000,000 in assets which such Lender proposes to make a Substituted Lender or to a Substituted Lender any information concerning such Lender, the Borrower and any Subsidiary in the possession of that Lender from time to time; provided that any Lender providing any confidential information about the Borrower and/or any Subsidiary to any such financial institution shall first obtain such financial institution's agreement to keep confidential any such confidential information.

          Section 9.12.  Payments Pro Rata.  The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any obligations of the Borrower hereunder it shall distribute such payment to the Lenders pro rata based upon their respective Pro Rata Shares, if any, of the obligations with respect to which such payment was received. Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff under Section 2.5.2 or otherwise or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Financing Documents, or otherwise), which is applicable to the payment of the Obligations of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total amount of such Obligation then owed and due to such Lender bears to the total amount of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, except for any amounts received pursuant to Section 2.2.3, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided further, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          Section 9.13.  Indemnification.  The Borrower irrevocably agrees to and does hereby indemnify and hold harmless the Agent and each of the Lenders, their agents or employees and each Person, if any, who controls any of the Agent and the Lenders within the meaning of Section 15 of the Securities Act of 1933, as amended, and each and all and any of them (the "Indemnified Parties"), against any and all losses, claims, actions, causes of action, damages or liabilities (including any amount paid in settlement of any action, commenced or threatened and any amount described in Section 8.4) (collectively, the "Damages"), joint or several, to which they, or any of them, may become subject under statutory law or at common law, and to reimburse the Indemnified Parties for any legal or other out-of-pocket expenses reasonably incurred by it or them in connection with investigating, preparing for or defending against any of the Indemnified Parties, insofar as such losses, claims, damages, liabilities or actions arise out of or are related to any act or omission of the Borrower and/or any Subsidiary with respect to (i) this Agreement, any of the Notes, any of the Financing Documents, any of the Loans and/or any use made or proposed to be made with the proceeds of said Loans, (ii) any acquisition or proposed acquisition or any other similar business combination or proposed business combination by the Borrower and/or any of its Subsidiaries and/or its Affiliates (whether by acquisition or exchange of capital stock or other securities or by acquisition of all or substantially all of the assets of any Person), (iii) any offering of securities by the Borrower and/or any Subsidiary after the date hereof and/or in connection with the Securities and Exchange Act of 1933 (iv) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (v) any cash management services provided by to the Borrower or any of its Subsidiaries, or (vi) any failure to comply with any applicable federal, state or foreign governmental law, rule, regulation, order or decree, including without limitation, any Damages which arise out of or are based upon any untrue statement or alleged untrue statement of a material fact with respect to matters relative to any of the foregoing contained in any document distributed in connection therewith, or the omission or alleged omission to state in any of the foregoing a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but excluding any Damages to the extent arising from or due to, as determined in a final nonappealable judgment by a court of competent jurisdiction, the gross negligence or willful misconduct of any of the Indemnified Parties; provided, however, that notwithstanding the foregoing, no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any Subsidiaries or to their respective security holders or creditors except for direct (as opposed to consequential damages) determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity described in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any Subsidiaries or to their respective security holders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Financing Documents are consummated.

          Promptly upon receipt of notice of the commencement of any action, or information as to any threatened action against any of the Indemnified Parties in respect of which indemnity or reimbursement may be sought from the Borrower on account of the agreement contained in this Section 9.13, notice shall be given to the Borrower in writing of the commencement or threatening thereof, together with a copy of all papers served, but the omission so to notify the Borrower of any such action shall not release the Borrower from any liability which it may have to such Indemnified Parties unless, and only to the extent that, such omission materially prejudiced Borrower's ability to defend against such action.

          In case any such action shall be brought against any of the Indemnified Parties, the Borrower shall be entitled to participate in (and, to the extent that it shall wish, to select counsel and to direct) the defense thereof at its own expense. Any of the Indemnified Parties shall have the right to employ its or their own counsel in any case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Borrower in connection with the defense of such action or the Borrower shall not have employed counsel to have charge of the defense of such action or such Indemnified Party shall have received an opinion from an independent counsel that there may be defenses available to it which are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to direct the defense of such action on behalf of such Indemnified Party), in any of which events the same shall be borne by the Borrower. If any Indemnified Party settles any claim or action with respect to which the Borrower has agreed to indemnify such Indemnified Party pursuant to the terms hereof, the Borrower shall have no liability pursuant to this Section 9.13 to such Indemnified Party with respect to such claim or action unless the Borrower shall have consented in writing to the terms of such settlement.

          The provisions of Section 9.13 shall be effective only to the fullest extent permitted by law. The provisions of this Section 9.13 shall continue in effect and shall survive (among other events), until the applicable statute of limitations has expired, any termination of this Agreement, foreclosure, a deed in lieu transaction, payment and satisfaction of the Obligations of Borrower, and release of any collateral for the Loans.

          Section 9.14.  Release.  In order to induce the Agent and the Lenders to enter into this Loan Agreement, the Borrower and each of Guarantors acknowledges and agrees that: (i) it does not have any claim or cause of action against the Agent or any of the Lenders (or any of their respective directors, officers, employees or agents) arising on or prior to the date hereof; (ii) it does not have any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent and the Lenders; and (iii) each of the Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrower. The Borrower wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's or any Lenders' rights, interests, contracts, collateral security or remedies. Therefore, the Borrower and each of the Guarantors unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of either of the Agent or any of the Lenders to the Borrower, except the obligations to be performed by the Agent and the Lenders as expressly stated in this Loan Agreement and the other Financing Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower might otherwise have against the Agent or any of the Lenders or any of their directors, officers, employees or agents, in either case (A) or (B), on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind whatsoever arising or occurring on or prior to the date of this Loan Agreement. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation involving the Agent or any of the Lenders, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Lenders have been induced to enter into this Loan Agreement, by, among other things, the waivers and certifications contained herein. The waivers, releases, and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur on or after the date hereof.

          Section 9.15.  Amendment and Restatement of Prior Loan Agreement.  The parties hereto agree that this Loan Agreement amends and restates the Prior Loan Agreement and that upon the Effective Date, the Prior Loan Agreement shall be amended and restated in its entirety as set forth herein.

          Section 9.16.  Affirmation and Acknowledgement of the Borrower.  The Borrower hereby ratifies and confirms all of its Obligations to the Lenders and the Agent arising under each of the Financing Documents to which it is a party and confirms that each reference in the Financing Documents to the "Loan Agreement" shall be deemed a reference to this Loan Agreement.

Section 9.17.  Governing Law.  This Agreement and each Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without regard to such state's conflict of laws rules.

Section 9.18.  Waiver of Defaults Under the Prior Loan Agreement.  The Agent and the Lenders hereby permanently waive the "Events of Default" under the Prior Loan Agreement resulting from the failure to comply with Sections 5.1.10A, 5.1.11, 5.1.12A, 5.1.24 and 5.1.28 of the Prior Loan Agreement for the period ending December 31, 2001.

Section 9.19.  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.20.  Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.21.  Counterparts.  This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, as of February 27, 2002.

PCD INC.

By:_____________________

Name:

Title:

FLEET NATIONAL BANK, individually and as Agent

By:_____________________

Name:

Title:

CITIZENS BANK OF MASSACHUSETTS

By:

    Name:

    Title:

COMERICA BANK - California, successor by merger to Imperial Bank

By:

    Name:

    Title:

EASTERN BANK

By:

    Name:

    Title:

IBJ WHITEHALL BANK & TRUST COMPANY

By:

    Name:

    Title: FIRST UNION NATIONAL BANK

By:

    Name:

    Title:

FIRST SOURCE LOAN OBLIGATIONS TRUST

By: FIRST SOURCE FINANCIAL, INC., its Servicer and Administrator

By:

    Name:

    Title:

Each of the Guarantors hereby affirms their obligations to the Agent and the Lenders under the Guaranties and each of the other Financing Documents to which they are a party.

WELLS-CTI, INC.

By:

    Name:

    Title:

WELLS INTERNATIONAL CORPORATION, INC.

By:

    Name:

    Title:

WELLS-CTI KK

By:

    Name:

    Title:

PCD USVI, INC.

By:

    Name:

    Title: